Exhibit 10.4

AMENDED AND RESTATED REIMBURSEMENT AGREEMENT

THIS AMENDED AND RESTATED REIMBURSEMENT AGREEMENT, dated as of March 21, 2007, is by and between CELLU TISSUE-CITYFOREST LLC, a Minnesota limited liability company (the “Borrower”) resulting from the conversion of CITYFOREST CORPORATION, a Minnesota corporation (“CF Corporation”), into a limited liability company, and ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS

A.            CF Corporation and the Bank are the parties to that certain Reimbursement Agreement dated as of June 29, 2005 (the “Original Reimbursement Agreement”) pursuant to which, among other things:

(1)          the Bank extended the “Revolving Credit Commitment” described therein to CF Corporation; and

(2)          the Bank issued the “Bonds Letter of Credit” described therein to secure the payment of City of Ladysmith, Wisconsin’s (the “Issuer”) Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project) (the “Bonds”) that were issued pursuant to an Indenture of Trust dated as of March 1, 1998 (as the same may be amended or modified in accordance with its terms, the “Indenture”), between the Issuer and Wells Fargo Bank, N.A., as the successor to Norwest Bank Wisconsin, N. A., as trustee (the “Trustee”), and pursuant to the terms of that certain Loan Agreement dated as of even date with the Indenture (as the same may be amended or modified in accordance with its terms, the “Bond Loan Agreement”), between the Issuer and CF Corporation, the Issuer loaned the proceeds of the Bonds to CF Corporation for the purpose of enabling CF Corporation to finance the expansion and upgrade of an existing tissue mill in the Town of Ladysmith, Rusk County, Wisconsin (such tissue mill, as modified, improved, upgraded or expanded from time to time being the “Plant”).

B.            On the date hereof, all of CF Corporation’s issued and outstanding capital stock has been acquired by Cellu City Acquisition Corporation (the “Cellu Tissue Merger Sub”), a wholly-owned subsidiary of Cellu Tissue Holdings, Inc., a Delaware corporation (“Cellu Tissue”), pursuant to that certain Merger Agreement dated as of February 26, 2007 (the “Cellu Tissue Merger Agreement”) among Cellu Tissue, the Cellu Tissue Merger Sub, CF Corporation  and Wayne Gullstad as representative of the shareholders of CF Corporation (such shareholders being the “CF Sellers”), and the Cellu Tissue Merger Sub has been merged (the “Cellu Tissue Merger”) into CF Corporation and CF Corporation has been converted (the “CF Corporation Conversion”) into the Borrower.

C.            The Borrower has requested that the Bank consent to the Cellu Tissue Merger and the CF Corporation Conversion, and amend certain provisions of the Original Reimbursement Agreement pursuant to this Agreement, and the Bank is willing to do so subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Reimbursement Agreement as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1            Defined Terms.  In addition to terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Account”:  The Borrower’s “Receivables”.

“Account Debtor”:  Any Person who is or who may become obligated to the Borrower under, with respect to, or on account of an Account, General Intangible or other Collateral.

“Adjusted Net Income”:  For any period, the Borrower’s net income for such period but adjusted to exclude: (i) non-operating gains and losses (including extra-ordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than Inventory and other non-recurring gains and losses) during such period; and (ii) any income attributable to the Borrower’s or any of its Subsidiaries’ Investment in any non-wholly owned subsidiary which is not distributed in cash during such period.

“Affiliate”:  As applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”:  This Amended and Restated Reimbursement Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

“Amortization Schedule”:  As provided in Section 8.18.

“Annual Budget”:  The Annual Budget for the Borrower approved by the Borrower’s Board of Directors and delivered to the Bank pursuant to Section 8.14(c).

“Annual Date”:  Each annual date on which the Borrower is required to pay the Letter of Credit Fee to the Bank pursuant to Section 2.9(a).

“Applicable Margin and Applicable Letter of Credit Fee Percentage”: At any date of determination, the percentage indicated below in accordance with the Leverage Ratio at such date:

		Revolving Loans Applicable Margin	Applicable Letter of Credit Fee Percentage
Levels	Leverage Ratio	Per annum	Per annum
3	=3	2.25%	1.75%
2	=2 & <3	2.00%	1.50%
1	<2	1.75%	1.25%

The Applicable Margin and Applicable Letter of Credit Fee Percentage on the Effective Date is Level 1, and shall continue at that percentage until changed in accordance with the terms of this definition.  The Leverage Ratio and the Applicable Margin will be determined on each Quarterly Measurement Date, commencing with the Quarterly Measurement Date occurring on the date of the consummation of the Cellu Tissue Merger, as calculated from the interim financial statements and Compliance Certificate delivered by the Borrower to the Bank pursuant to Section 8.14(b).  The Leverage Ratio and the Applicable Letter of Credit Fee Percentage will be determined on the Quarterly Measurement Date occurring at the end of the Borrower’s fiscal year, commencing at the end of the Borrower’s 2008 fiscal year, as calculated from the audited financial statements and Compliance Certificate delivered by the Borrower to the Bank pursuant to Section 8.14(d).  The Applicable Margin, as calculated in accordance with the preceding sentences, shall apply to all then existing or thereafter arising Revolving Loans and shall become effective as of the first day of the third month following the relevant Quarterly Measurement Date and shall continue to be effective until the last day of the second month following the next succeeding Quarterly Measurement Date; provided, however, that if the financial statements and Compliance Certificate required by Section 8.14(b) are not delivered in the time periods provided therein, the Leverage Ratio will be deemed to be greater than 3.00 to 1.0.  If:

(x)            the audited financial statements and Compliance Certificate delivered by the Borrower to the Bank pursuant to Section 8.14(d) show that the Leverage Ratio is greater than the Leverage Ratio as shown by the interim financial statements and Compliance Certificate previously delivered by the Borrower to the Bank, then the Applicable Margin for the relevant period shall adjusted based upon the Leverage Ratio shown by such annual audited financial statements and related Compliance Certificate, retroactive to the beginning of such relevant period, and if such retroactive adjustment is made for any two fiscal years during the term of this Agreement, then the Applicable Margin at the end of any subsequent fiscal year shall be adjusted only upon the Leverage Ratio shown on the Borrower’s subsequently delivered annual audited financial statements and related Compliance Certificate, rather than upon the interim financial statements and related Compliance Certificate; and/or

(y)           the Senior Leverage Ratio has been calculated from erroneous financial statements previously delivered to the Bank and the correct financial statements show that the Leverage Ratio is greater than the Leverage Ratio as calculated from the erroneous financial statements, then the Applicable Margin and/or the Applicable Letter of Credit Fee Percentage for the relevant period shall adjusted based upon the Leverage Ratio as calculated from such correct financial statements, retroactive to the beginning of such relevant period;

it being understood and agreed that the Bank’s acceptance of interest based on the lower Applicable Margin or Letter of Credit Fee based on the lower Applicable Letter of Credit Percentage shall not constitute a waiver of the Bank’s right to collect such additional interest or additional Letter of Credit Fee and does not relieve, release or discharge the Borrower’s obligation to pay such additional interest or Letter of Credit Fee.

“Assigned Agreements”:  As provided in the Security Agreement.

“Assignment of Leases and Rents”:  The Assignment of Leases and Rents dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent to secure the Secured Obligations, as assigned by the Collateral Agent to the Bank and amended pursuant to that certain Assignment of Assignment of Leases and Rents and Amendment (the “Rent Assignment/Amendment”) dated as of even date herewith, as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Bank”:  As provided in the preamble hereto.

“Bond Documents”: The Indenture, the Bond Loan Agreement, the Bonds, the Remarketing Agreement, the Bonds Placement Agreement, the Security Documents and all other documents delivered by the Borrower pursuant to the Bond Loan Agreement.

“Bond Loan Agreement”:  As provided in the recitals hereto.

“Bond Prepayment Fund”:  As provided in Section 2.15.

“Bond Proceeds”:  The proceeds from the sale of the Bonds.

“Bonds”:  As provided in the recitals hereto.

“Bonds Pledge Agreement”:  The Pledge and Security Agreement dated as of June 29, 2005 made by the Borrower in favor of the Bank to secure the Senior Obligations, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

“Bonds Promissory Note”:  The Promissory Note dated March 26, 1998 made by the Borrower payable to the order of the Issuer in the original principal amount of $27,000,000.00 and on which there is an outstanding principal amount of $18,450,000.00 on the Closing Date.

“Bonds Letter of Credit”:  As provided in Section 2.7.

“Borrower”:  As provided in the preamble hereto including, for purposes of computing the financial covenants set forth in this Agreement, its predecessor, CF Corporation.

“Borrowing Base”:  At any date of determination, the sum of:  (a) 85% of the Borrower’s Eligible Accounts; plus (b) 50% of the Borrower’s Eligible Inventory.

“Borrowing Base Certificate”:  As provided in Section 8.14(a).

“Business Day”:  Any day (other than a Saturday, Sunday or legal holiday in the State of Wisconsin) on which national banks are permitted to be open in Green Bay, Wisconsin.

“CA Accounts”:  The Bond Prepayment Fund described in Section 2.15, the Letter of Credit Fee Account described in Section 2.16 and the Senior Debt Reserve Fund described in Section 2.17.

“Capital Expenditure”:  Any amount debited to the fixed asset account on the Borrower’s consolidated balance sheet in respect of:  (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or capitalized leaseholds; and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures charged to repairs or maintenance in accordance with GAAP).

“Capitalized Lease”:  Any lease which, in accordance with GAAP, is capitalized on the books of the lessee.

“Cash Collateral Account”:  As provided in Section 10.4.

“Cellu Tissue”:  As provided in the recitals hereto.

“Cellu Tissue Bank Guaranty”:  The Guaranty dated as of March 21, 2007 made by Cellu Tissue in favor of the Bank, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time

“Cellu Tissue Credit Facility:  The revolving credit and letter of credit facility provided under the Credit Agreement dated as of June 12, 2006 (the “Cellu Tissue JPMorgan Credit Agreement”) among Holdings, Cellu Tissue, Interlake Acquisition Corporation Limited, the other Loan Guarantors party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, and JPMORGAN CHASE BANK, N.A., as US Administrative Agent or, if the Cellu Tissue JPMorgan Credit Agreement has been replaced by any subsequent credit facility, the loan agreement providing for such subsequent credit facility; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Cellu Tissue Credit Facility Loan Documents”:  The Cellu Tissue JPMorgan Credit Agreement and the other “Loan Documents” described therein or, if the Cellu Tissue JPMorgan Credit Agreement has been replaced by any subsequent credit facility, the documentation evidencing, guaranteeing or securing such subsequent credit facility; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Cellu Tissue Credit Facility Loan Guaranty”:  The “Loan Guaranty” described in the Cellu Tissue JPMorgan Credit Agreement that has been made by the Borrower in favor of the “Lenders” party thereto or, if the Cellu Tissue JPMorgan Credit Agreement has been replaced by any subsequent credit facility, any similar guaranty made by the Borrower guaranteeing the payment of such subsequent credit facility; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Cellu Tissue Credit Facility Collateral Document”:  Each “Collateral Document” described in the Cellu Tissue JPMorgan Credit Agreement that has been made by the Borrower to secure the payment of the “Secured Obligations” described therein or, if the JPMorgan Credit Agreement has been replaced by any subsequent credit facility, then any similar collateral documents made by the Borrower securing the payment of such subsequent credit facility; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Cellu Tissue Merger”:  As provided in the recitals hereto.

“Cellu Tissue Merger Agreement”:  As provided in the recitals hereto.

“Cellu Tissue Merger Documents”:  The Cellu Tissue Merger Agreement and the other documents described on Schedule 6.1(r) attached hereto and incorporated herein by reference

“Cellu Tissue Merger Sub”:  As provided in the recitals hereto.

“Cellu Tissue Merger Transactions”: (a) the Cellu Tissue Merger Sub’s acquisition of all the outstanding Equity Interests in the Borrower and the consummation of the Cellu Tissue Merger, the CF Corporation Conversion and the other transactions contemplated by the Cellu Tissue Merger Documents, (b) the Borrower’s execution and delivery of the Cellu Tissue Senior Secured Notes Loan Documents and the Cellu Tissue Credit Facility Loan Documents to which the Borrower is party, and (c) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the issuance of Bonds LC Amendment and the consummation of the other transactions contemplated by this Agreement.

“Cellu Tissue Prepayment Event”:  The occurrence of the following:  (a) either (i) Cellu Tissue incurs Indebtedness (including, without limitation, any “Additional Securities” described in the Cellu Tissue Senior Secured Notes Indenture) that is not permitted by Section 3.2 of the Cellu Tissue Senior Secured Notes Indenture as in effect on the date of this Agreement or any substitute covenant limiting debt incurrence which the Bank has consented to in writing as a replacement for Section 3.2 of the Cellu Tissue Senior Secured Notes Indenture; and/or (ii) Cellu Tissue refinances the Cellu Tissue Senior Secured Notes pursuant to an extension of the Cellu Tissue Senior Secured Notes Indenture or to any

subsequent credit facility and the Bank determines that the terms and conditions of such refinancing are materially adverse to the rights and benefits of the Bank under the Loan Documents; and (b) the Bank, within 60 days after the date of  on which the Borrower notifies the Bank of the occurrence of any event described in clause (a)(i) or (ii) above, delivers a written demand to the Borrower and Cellu Tissue that the Borrower prepay all of the Obligations in full, rather than approving Cellu Tissue’s requested debt increase or refinancing.

 “Cellu Tissue Senior Secured Notes”: The 9¾% senior secured notes due 2010 now or hereafter issued under the Cellu Tissue Senior Secured Notes Indenture and any subsequent term Indebtedness refinancing, replacing or extending such notes.

“Cellu Tissue Senior Secured Notes Indenture”  The Indenture dated as of March 12, 2004, among Cellu Tissue, the subsidiary guarantors party thereto and The Bank of New York, as trustee, as amended by the First Supplemental Indenture dated June 2, 2006, and the Second Supplemental Indenture dated March 21, 2007 (the “Second Cellu Tissue Senior Secured Notes Indenture Supplement”) or, if the Cellu Tissue Senior Secured Notes have been replaced by any subsequent term Indebtedness, the loan agreement or other instrument governing such subsequent term Indebtedness; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Cellu Tissue Senior Secured Notes Collateral Document”:  Each “Collateral Document” described in the Cellu Tissue Senior Secured Notes Indenture that has been made by the Borrower to secure the payment of the Cellu Tissue Senior Secured Notes and the other “Obligations” described therein or, if the Cellu Tissue Senior Secured Notes have been replaced by any subsequent term Indebtedness, then any similar collateral documents made by the Borrower securing the payment of such subsequent term Indebtedness; in each case, as amended, modified, supplemented, restated or replaced from time to.

“Cellu Tissue Senior Secured Notes Loan Documents”:  The Cellu Tissue Senior Secured Notes Indenture, the Cell Tissue Senior Secured Notes and the “Subsidiary Guarantees” and “Collateral Documents” described therein or, if the Cellu Tissue Senior Secured Notes have been replaced by any subsequent term Indebtedness, the documentation evidencing, guaranteeing  or securing such subsequent term Indebtedness; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Cellu Tissue Senior Secured Notes Subsidiary Guarantee”:  The “Subsidiary Guarantee” described in the Cellu Tissue Senior Secured Notes Indenture that has been made by the Borrower to secure the “Obligations” described therein or, if the Cellu Tissue Senior Secured Notes have been replaced by any subsequent term Indebtedness, any similar guaranty made by the Borrower guaranteeing the payment of such subsequent term Indebtedness; in each case, as amended, modified, supplemented, restated or replaced from time to time.

“CF Corporation Conversion”:  As provided in the recitals hereto.

“CF Sellers”:  As provided in the recitals hereto.

“Change of Control”:  The occurrence of any of the following events (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in a change in the direct or indirect ownership of Borrower, such that: (a) the Sponsor shall cease to own, free and clear of all Liens other than Liens not prohibited by the Cellu Tissue JPMorgan Credit Agreement, directly or indirectly, at least 51% of the outstanding voting Equity Interests of Holdings on a fully diluted bass; (b) Holdings shall cease to own, free and clear of all Liens other than Liens not prohibited by the Cellu Tissue JPMorgan Credit Agreement, 100% of the outstanding Equity Interests of Cellu Tissue; (c) Cellu Tissue  shall cease to own, free and clear of all Liens other than Liens not prohibited by the Cellu Tissue JPMorgan Credit Agreement, 100% of the outstanding Equity Interests of the Borrower; or (d) any other “Change of Control” (howsoever defined) shall occur under the Cellu Tissue Senior Secured Notes Loan Documents or the Cellu Tissue Credit Facility Loan Documents.

“Chief Office”:  As provided in the Security Agreement.

“Code”:  The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Collateral”:  Any property in which the Bank, as the assignee of the Collateral Agent, has been granted a Lien pursuant to any Security Document.

“Collateral Agency Agreement”:  The Collateral Agency and Intercreditor Agreement dated as of June 29, 2005 (the “Original Collateral Agency Agreement”) among the Borrower, the Bank, the Bank in its separate capacity as collateral agent (in such capacity, the “Collateral Agent”) and the “Senior Subordinated Agent” described therein; provided, however,  that on the Effective Date and immediately after with the Collateral Agent’s assignments of its rights under the Security Documents to the Bank, the Borrower, the Bank and the Collateral Agent shall be deemed to have terminated the Collateral Agency Agreement.

“Commitment”:  The agreement of the Bank to make the Revolving Loans and the Term Loans.

“Compliance Certificate”: As provided in Section 8.14(b).

“Contingent Obligation”:  With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise, or entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Conversion Date”:  As provided in the Indenture.

“Credit Documents”:  The Senior Debt Documents.

“Damages”:  All condemnation awards, warranty payments, proceeds of property or casualty insurance policies of the Borrower, liquidated damages or other damages received from time to time by or on behalf of the Borrower.

“Debt Agreements”:  This Agreement and the other Loan Documents.

 “Default”:  Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“Default Rate”:  As provided in Section 2.4(b).

“Drawing”:  As provided in the Bonds Letter of Credit.

“Drawing Date”:  Any date on which the Bank honors a Drawing.

“EBITDA”:  For any period, the sum of:  (a) the Adjusted Net Income for such period; plus (b) the sum of the following amounts deducted in arriving at such adjusted net income (but without duplication for any item): (i) Interest Expense; (ii) depreciation and amortization expense; and (iii) federal, state and local income taxes or, if the Borrower is a pass-through tax entity, the maximum Permitted Tax Distributions that are permitted to be paid with respect to such net income (assuming compliance with Section 9.7(b)(i)), regardless of whether actually paid during such Measurement Period.

“Effective Date”:  The date of this Agreement or, if the conditions precedent set forth in Article VI shall not have been satisfied or waived in writing by the Bank on such date,  then such later date specified by the Borrower and the Bank as being the Effective Date.

“Eligible Account”:  An Account owing to the Borrower which meets the following requirements:

(a)                                it is genuine and in all respects what it purports to be;

(b)           it arises from either (i) the performance of services by the Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto; or (ii) the sale or lease of goods by the Borrower and (A) such goods comply with such Account Debtor’s specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor, (B) the Borrower has possession of, or has delivered to the Bank, at the Bank’s request, shipping and delivery receipts evidencing such shipment, delivery and acceptance, and (C) such goods have not been returned to the Borrower;

(c)           it is evidenced by an invoice rendered to the Account Debtor with respect thereto which (i) is dated not earlier than the date of shipment or performance and (ii) is payable in accordance with:(A) the Borrower’s standard payment terms of net 30 days from the date of the invoice applicable thereto; (B) dating terms not to exceed 90 days from the date of the invoice applicable thereto; or (C) such other or extended terms that Bank, in its discretion exercised in good faith, approves after prior notice from Borrower;

(d)           (i) it must not be unpaid on the date that is the earlier of 90 days after the date of the invoice evidencing such Account; or (ii) it must not be an  Account owed by any Account Debtor which has not paid 25% or more of its Accounts within the time period specified in subsection (i) above;

(e)           it is not subject to any assignment, claim or Lien other than (i) a first priority Lien in favor of the Bank; (ii) Permitted Liens; and (iii) other Liens permitted by Section 9.1(e) or (f);

(f)            it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto and is not subject to any right of setoff, counterclaim, recoupment, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Bank identifying or including such Account) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account  or offered or attempted to return any of such goods; it being understood and agreed that any Account that is owed by an Account Debtor that is also a supplier (regardless of whether through sale, consignment or bailment) to the Borrower or any Account that arises pursuant to any agreement between the Borrower and the Account Debtor that requires the Borrower to perform in a series of actions shall be deemed subject to a right of set-off unless in either case, the Account Debtor has waived its right of set-off pursuant to an agreement in favor of the Bank that is in form and substance satisfactory to the Bank, in its sole discretion;

(g)           there are no proceedings or actions which are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor’s financial condition or in its ability to pay any Account in full when due;

(h)           it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the Borrower to the Bank of such Account;

(i)            the Account Debtor with respect thereto is not a Subsidiary or Related Party, or a director, officer, employee or agent of the Borrower, a Subsidiary or Related Party;

(j)            the Account Debtor with respect thereto is a resident or citizen of and is located within the United States of America or Canada unless the sale of goods giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms satisfactory to the Bank;

(k)           it does not arise from a “sale on approval,” “sale or return” or “consignment,” nor is it subject to any other repurchase or return agreement;

(l)            it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower, any Subsidiary or Related Party (or by any agent or custodian of the Borrower, any Subsidiary or Related Party) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(m)          it does not, in any way, violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower’s Accounts;

(n)           the Account Debtor with respect thereto is not located in the States of Minnesota, Indiana, New Jersey or Alabama or any other state which prohibits a Person from availing itself of the benefits of that state’s courts unless such Person is qualified to do business or has filed a notice of business activities; provided, however, that such restriction shall not apply if: (i) the Borrower is qualified to do business in such state; (ii) the Borrower has filed and has effective a notice of business activities report with the appropriate office or agency of such state for the then current year or is exempt from the filing of such report; or (iii) upon the Borrower’s written request and at the Borrower’s sole cost and expense (including, without limitation, the payment of Bank’s reasonable attorneys’ fees), the Bank determines, in its reasonable business judgment, that it can avail itself of the benefits of the relevant state’s courts to collect such Account Debtor’s Accounts, regardless of whether the Borrower can do so;

(o)           it arises in the ordinary course of the Borrower’s business;

(p)           if the Account Debtor with respect thereto is the United States of America or any department, agency or instrumentality thereof (a “Federal Governmental Authority”), or any state, county or local governmental authority, or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940 as amended in the case of the a Federal Governmental Authority, or pursuant to applicable state law, if any, in all other instances, and such assignment has been accepted and acknowledged by the appropriate government officers;

(q)           if the Bank, in its reasonable business judgment, has established a credit limit for the Account Debtor with respect thereto, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit; and

(r)            if it is evidenced by chattel paper or instruments, (i) the Bank shall have specifically agreed to include such Account as an Eligible Account, (ii) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account and (iii) the originals of such chattel paper or instruments have been assigned and delivered to the Bank in a manner satisfactory to the Bank.

An Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account.  Further, with respect to any Account, if the Bank at any time or times hereafter determines, in its reasonable business judgment exercised in good faith, that the prospect of payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Account shall forthwith cease to be an Eligible Account. The amount of Eligible Accounts shall be the net United States dollar amount (as determined by the Bank after deduction of such reserves and allowances as the Bank, in its reasonable business judgment, deems proper and necessary) computed no less frequently than monthly from the Borrowing Base Certificate delivered to the Bank pursuant to Section 8.14(a).

“Eligible Inventory”:  Inventory of the Borrower which meets the following requirements:

(a)           it is owned by the Borrower and is not subject to any prior assignment, claim or Lien other than (i) a first priority Lien in favor of the Bank; (ii) Permitted Liens; and (iii) other Liens permitted by Section 9.1(e) or (f);

(b)           if held for sale or lease or furnishing under contracts of service, it is (except as the Bank may otherwise consent in writing) new and unused;

(c)           except as the Bank may otherwise consent, it is not stored with a bailee, consignee, warehouseman or similar party; or, if so stored with the Bank’s consent, such bailee, consignee, warehouseman or similar party has issued and delivered to the Bank, in form and substance acceptable to the Bank, such documents and agreements as the Bank may require, including, without limitation, warehouse receipts therefor in the Bank’s name;

(d)           the Bank has determined, in its reasonable business judgment, that it is not unacceptable due to age, type, category, quality and/or quantity;

(e)           it is not held by the Borrower on “consignment” or bailment and is not subject to any other repurchase or return agreement;

(f)            it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

(g)           it does not, in any way, violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower’s Inventory;

(h)           it is raw material (other than supplies, packaging, chemicals, propane, or cores and headers) or finished goods Inventory of the Borrower;

(i)                                     it is not a sub-assembly; and

(j)                                     it is not in-transit.

Inventory of the Borrower which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory. The value of Eligible Inventory shall be the U.S. dollar amount thereof computed at the lower of the cost, determined on a first in first out basis, or market value of such Inventory, as determined by the Bank after deduction of such reserves and allowances as the Bank, in its reasonable business judgment exercised in good faith, deems proper and necessary and shall be computed no less frequently than monthly from the Borrowing Base Certificate delivered to the Bank pursuant to Section 8.14(a).

“Environmental Indemnity” or “Indemnity”:  The Environmental and ADA Indemnity Agreement dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent, as assigned by the Collateral Agent to the Bank and amended pursuant to that certain Assignment of Environmental Indemnity and Amendment (the “Indemnity Assignment/Amendment”) dated as of even date herewith, as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Environmental Laws”:  All present and future federal, state, regional or local laws, statutes, ordinances, rules, regulations and other requirements of governmental authorities relating to the environment or to any Hazardous Substance or Hazardous Substance Activity including, without limitation, at the federal level, the Comprehensive Environmental Response, Compensation and Liability Act of 1980,42 U.S.C. Section 9601, et seq., as now or hereafter amended (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now or hereafter amended, the Clean Water Act, 33 U.S.C. Section 1251, to sea., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended, the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, as now or hereafter amended, and the Safe Drinking Water Act, 42 U.S.C. Section 300f through 300j, as now or hereafter amended.

“Environmental Report(s)”:  The environmental report(s) described in Schedule 1 to the Environmental Indemnity covering the “Premises” subject to the Mortgage and delivered to the Bank pursuant to Section 6.1(a)(iii) of the Original Reimbursement Agreement.

“Equipment”:  As provided in the UCC including, without limitation, all of the Borrower’s present and future interests in (i) equipment in all of its forms wherever located,

now or hereafter existing, whether owned or leased by the Borrower, including, without limitation, machinery, transportation equipment, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, and trade fixtures, (ii) other tangible personal property (other than the Borrower’s Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equity Interests”:   Shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended, or any successor statute, together with regulations thereunder.

“ERISA Affiliate”:  Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower or any of its Subsidiaries is a member and that is treated as a single employer under Section 414 of the Code.

“Event of Default”:  Any event described in Section 10.1 which has not been cured to the satisfaction of, or waived by, the Bank in accordance with Section 11.1.

“Federal Reserve Board”:  The Board of Governors of the Federal Reserve System or any successor thereto.

“Final Drawing”:  As provided in the Bonds Letter of Credit.

“Financial Officer”:  With respect to any described Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Agreements”:  This Agreement, the other Loan Documents and the Bond Documents.

“Fixed Charge Coverage Ratio”:  At any Quarterly Measurement Date, the numerical ratio of: (a) the sum of: (i) the EBITDA for the Measurement Period ending at such date; plus (ii) rent expense on Operating Leases deducted from the net income included in the Adjusted Net Income used in calculating such EBITDA; plus (iii) non-cash corporate allocations incurred during such Measurement Period; to (b) the sum of: (i) the Interest Expense during such Measurement Period; plus (ii) the Mandatory Principal Payments scheduled to have been paid during such Measurement Period; plus (iii) the rent expense on Operating Leases scheduled to have been paid during such Measurement Period; plus (iv) the greater of: (A) Non-Financed Capital Expenditures made during such Measurement Period; or (B) a maintenance Capital Expenditures requirement of $500,000.00, regardless of whether actually paid during such Measurement Period; plus (v) federal, state and local income taxes with respect to the net income included in the EBITDA for such Measurement Period or, if the Borrower is a pass-through tax entity, the maximum Permitted Tax Distributions that are permitted to be paid with respect to such net income (assuming compliance with Section 9.7(b)(i)), regardless of whether actually paid during such Measurement Period.

“GAAP”:  Generally accepted accounting principles as in effect from time to time including, without limitation, applicable statements, bulletins and interpretations of the Financial Accounting Standards Board and applicable bulletins, opinions and interpretations issued by the American Institute of Certified Public Accountants or its committees.

“Governmental Approvals”:  The Permits and all other permits, authorizations, consents, approvals, licenses, consent certificates, rulings, certifications, orders, waivers, exemptions of, or filings or registrations with, any Governmental Person required in connection with the operation or maintenance of the Plant and the consummation of the transactions set forth in the Transaction Documents.

“Governmental Person”:  Any national, federal, state or local government (whether foreign or domestic), any political subdivision thereof or any governmental, quasi-governmental, administrative, judicial, public or statutory instrumentality, authority, body or entity, or any other regulatory bureau, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority.

“Governmental Rule”:  Any law, statute, permit, concession, grant, franchise, license, requirement, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, guideline, policy or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Person whether now or hereafter in effect.

“Hazardous Materials Claims”:  As provided in Section 8.15.

“Hazardous Substance Activity”:  Any storage, holding, disposal, leaching, existence, use, release, migration, emission, discharge, generation, processing, abatement, removal, repair, cleanup or detoxification, disposition, handling or transportation of any Hazardous Substance from, under, into, on or about the Property.

“Hazardous Substances”  Any substance that is at any time defined or listed in, or otherwise classified or regulated pursuant to, any Environmental Laws as (a) a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “designated waste,” “biohazard,” “toxic substance,” “toxic pollutant,” “pollutant,” “contaminent” or similarly designated substance; or (b) otherwise having or exhibiting deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or “EP toxicity,” including asbestos, polychlorinated biphenyls and also including petroleum products, by-products and wastes or by-products associated with the extraction, refining or use of petroleum or petroleum products, whether or not so listed or classified in such laws or regulations.

“Holdings”:  Cellu Paper Holdings, Inc., a Delaware corporation.

“Indebtedness”:  Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet):  (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except Trade Accounts Payable; (d) any obligation as lessee under any Capitalized Lease; (e) all Contingent Obligations; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit or in connection with bankers’ acceptances including, without limitation, the Letter of Credit Obligations; and (g) all Rate Protection Obligations.  For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture as to which such Person is or may become personally liable.

“Indenture”: As provided in the recitals hereto.

“Insolvency or Liquidation Proceedings”:  Any receivership, conservatorship, general meeting of creditors, insolvency or bankruptcy proceeding, assignment for the benefit of creditors or any proceeding or action by or against the Borrower or any guarantor of the Senior Obligations for any relief under any bankruptcy or insolvency law or other laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, dissolution, liquidation, compositions or extensions, or the appointment of any receiver, intervenor or conservator of, or trustee, or similar officer for, the Borrower or any guarantor of the Senior Obligations or any substantial part of its or their respective properties or assets, including, without limitation, proceedings under the United States Bankruptcy Code (the “Bankruptcy Code”), or under other federal, state or local statute, laws, rules and regulations, all whether now or hereafter in effect.

 “Interest Expense”:  For any period, the aggregate interest expense (including capitalized interest) of the Borrower for such period including, without limitation, the interest portion of any Capitalized Lease, the Letter of Credit Fee and other fees and charges with respect to the Bonds Letter of Credit; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction, or other similar arrangement entered into by the Borrower in order to reduce or eliminate variations in its interest expenses.

“Interest Payment Date”:  As provided in the Indenture.

“Inventory”:  As provided in the UCC including, without limitation,  including, without limitation, all of the Borrower’s present and future: (a) inventory in all of its forms wherever located, now or hereafter existing, (b) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale, lease or exchange, and all consigned goods and all other items which have previously constituted Equipment of the Borrower but are then currently being held for sale or lease in the ordinary course of the Borrower’s business, (c) raw materials, work-in-process and finished goods, (d) materials and supplies of any kind, nature or description used or consumed in the Borrower’s business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property described in clauses (a) through (c) above, (e) goods in which the Borrower has a joint or other interest or right of any kind (including, without limitation, goods in which the Borrower has an interest or right as consignee), and (f) goods which are returned to or repossessed by the Borrower, in each case whether in the possession of the Borrower, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all accessions thereto, products thereof, and documents for or relating to any of the foregoing.

“Investment”:  The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for Inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuer”:  As provided in the recitals hereto.

“Land”:  As provided in the Mortgage.

“Letter of Credit Amount”:  As provided in the Bonds Letter of Credit.

“Letter of Credit Fee”:  As provided in Section 2.9(a).

“Letter of Credit Fee Account”:  As provided in Section 2.16.

“Letter of Credit Obligations”:  At any date of determination, the sum of: (a) the aggregate amount available to be drawn on the Bonds Letter of Credit on such date; plus (b) the aggregate amount owed by the Borrower to the Bank on such date as a result of a Drawing on the Bonds Letter of Credit for which the Borrower has not reimbursed the Bank (such unpaid amount being the “Unreimbursed Amount”).

“Leverage Ratio”:  At any Quarterly Measurement Date, the ratio of: (a) the sum (without duplication) of the outstanding principal balance of the Loans, any unpaid Unreimbursed Amount including, without limitation, any Term Loan Conversion Amount, the outstanding principal balance of the Bonds Promissory Note, the outstanding principal balance of any Indebtedness incurred by the Borrower pursuant to Section 9.2(g),  and the outstanding principal of all other interest bearing Indebtedness of the Borrower and its Subsidiaries (including, without limitation, the portion of any Capitalized Lease allocable to principal in accordance with GAAP but excluding Indebtedness arising under the Cellu Tissue Senior Secured Notes Guarantee and the Cellu Tissue Credit Facility Loan

Guaranty so long as, in either case, the Indebtedness created thereby has not become due and payable at the maturity of the guarantied obligations, by acceleration or otherwise, and remains unpaid) at such date; to (b) the EBITDA for the Measurement Period ending on such Quarterly Measurement Date.

“Liabilities”:  At any date of determination, the aggregate amount of liabilities appearing on the Borrower’s balance sheet at such date prepared in accordance with GAAP.

“LIBOR Rate”:  As provided in Section 2.4(a).

“Lien”:  Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Liquidity Drawing”:  As provided in the Bonds Letter of Credit.

“Loan Documents”: This Agreement, the Notes, the Security Documents, the Rate Protection Agreements, the Cellu Tissue Bank Guaranty and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any other Loan Party pursuant to which the Borrower or such Loan Party incurs any liability to the Bank with respect to the Obligations, agrees to perform any covenant or agreement with respect to the Obligations or grants any security interest to secure the Obligations.

“Loan Party”:  The Borrower and Cellu Tissue.

“Loan(s)”:  The Revolving Loans and the Term Loans.

“Lockbox Agreement”: The Lockbox Services Agreement dated as of June 29, 2005 between the Borrower and the Bank, as amended by a First Amendment to Lockbox Services Agreement dated as of June 29, 2005, as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time

“Mandatory Principal Payments”:  For any period, the payments required to be made on the Bonds pursuant to the Amortization Schedule, principal payments required to be made on the Term Loans during such period and other principal payments (including the portion of any payment on any Capitalized Lease allocable to principal in accordance with GAAP) regularly scheduled to be paid by the Borrower or any of its Subsidiaries during such period on the Borrower’s Capitalized Leases and other interest-bearing Indebtedness.

“Material Adverse Occurrence”:  The occurrence of any event which the Bank, in good faith, determines could reasonably be expected to have a material adverse effect on (a) the business, property, assets, operations or condition, financial or otherwise of either: (i) the Borrower; or (ii) Cellu Tissue and its Subsidiaries, taken as a whole; or (b) the Borrower’s or any other Loan Party’s prospective ability to perform any of its payment or other obligations under the Loan Documents.

“Material Contract”:  Each contract (other than a lease, sublease or assignment of an interest in land, improvements, equipment or fixtures) to which the Borrower is a party that: (a) adversely affects the value of any of the Collateral as security for the Obligations; or (b) is materially adverse to the rights and benefits of the Bank under the Loan Documents.

“Maturity”:  The earlier of: (a) the date on which the Loans become due and payable under Section 10.2 upon the occurrence of an Event of Default; or (b) (i) the Revolving Credit Termination Date for the Revolving Loans; or (ii) the Scheduled Expiration Date for the Term Loans.

“Maximum Debt Service Reserve Amount”:  As provided in the Indenture.

“Measurement Period”:  At any Quarterly Measurement Date, the four fiscal quarters ending on such Quarterly Measurement Date; provided, however, that, in order to provide for stub periods that are required to change the Borrower’s accounting periods to coincide with Cellu Tissue’s, the Borrower and the Bank agree that a fiscal quarter shall be deemed to have commenced on January 1, 2007 and ended on the date of the consummation of the Cellu Tissue Merger (the “First Stub Period”) and that next fiscal quarter shall be deemed to commence on the day following the end of the First Stub Period and end on May 24, 2007 (the “Second Stub Period”).

“Monthly Date”: The first Business Day of each month.

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage”: The Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent to secure the Secured Obligations, as assigned by the Collateral Agent to the Bank and amended by that certain Assignment of Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases and Amendment dated as of even date herewith (the “Mortgage Assignment/Amendment”), as so amended and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Multiemployer Plan Insolvency”:  With respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Multiemployer Plan”:  A Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Proceeds”:  With respect to any sale, transfer or other disposition of any of the Borrower’s assets (other than sales of Inventory in the ordinary course of business) or from the issuance of any Equity Interest in the Borrower other than to Cellu Tissue) or of any option, warrant or other right to acquire the same, or from the incurrence of any other Indebtedness (excluding  Indebtedness permitted to be incurred by Section 9.2) by the

Borrower, in any case net of the actual cash expenses paid by the Borrower in connection with such issuance or incurrence, the cash proceeds received by the Borrower or such Subsidiary from such transaction less the sum of: (a) the reasonable costs associated with such transaction; and (b) the amount of any Indebtedness (other than the Obligations) which is required to be paid in connection with such transaction.

“Non-Financed Capital Expenditures”:  For any period, the portion of the Capital Expenditures made during such period which was not financed by Purchase Money Indebtedness or Capitalized Leases permitted to be incurred by Section 9.2(f).

 “Notes”:  The Revolving Note and the Term Notes.

“Obligations”:  All Loans, Letter of Credit Obligations, Rate Protection Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank of any kind or nature, present or future, which arise under this Agreement, any other Loan Document or any Rate Protection Agreement or by operation of law, whether or not evidenced by the Note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guarantying or confirming of a letter of credit, guaranty, indemnification or in any other manner, whether joint, several, or joint and several, direct or indirect (including those acquired by assignment or purchases), absolute or contingent, due or to become due, and however acquired.  The term includes, without limitation, all principal, interest, fees, charges, expenses, attorneys’ fees, and any other sum chargeable to the Borrower under this Agreement, any other Loan Document or any Rate Protection Agreement.

“Operating Account”:  The Borrower’s general operating account maintained at the Bank, being account no. 2283089064 on the Effective Date and any successor account therefor.

“Operating Lease”:  Any lease of personal property other than a Capitalized Lease.

“Optional Tender Date”:  As provided in the Indenture.

“Original Bonds Letter of Credit”:  As provided in Section 2.7.

“Parent”: Cellu Parent Corporation, a Delaware corporation

“Paying Agent”:  As provided in the Indenture.

“PBGC”:  The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permits”:  The permits set forth on Schedule 7.3 attached hereto and incorporated herein by reference.

“Permitted Debt Repayments”:  The repayments of the Borrower’s Indebtedness to Cellu Tissue for borrowed money that are permitted to be paid pursuant to Section 9.15(a)(vi).

“Permitted Distributions”:  The dividends and distributions that are permitted to be paid pursuant to Section 9.7(b).

“Permitted Encumbrances”:  The Liens, charges and encumbrances on title to the Project listed on Exhibit B to the Mortgage.

“Permitted Investments”:  “Qualified Investments” as defined in the Indenture.

“Permitted Liens”:  The following:

(a)          Liens for taxes, assessments or governmental charges for the then current year and Liens for other taxes, assessments or governmental charges that are not yet delinquent or the amount or validity of which is being timely contested in good faith and for the payment of which the Borrower has made adequate reserves;

(b)          deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, old-age pensions or other social security benefits or obligations;

(c)          mechanics’, materialmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business securing obligations that are not overdue for more than 30 days or that are being timely contested in good faith and for the payment of which the Borrower has made adequate reserves;

(d)           Liens incurred or created in the ordinary course of business in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds;

(e)           Liens covered by a bond in form and substance reasonably satisfactory to the Bank;

(f)            statutory banker’s liens and rights of set-off;

(g)           the Permitted Encumbrances; and

(h)           Liens of judgments covered by insurance, or upon appeal and covered by bond so long as: (i) no cash or property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) is deposited or delivered to secure any such judgment, or any appeal bond in respect thereof;  (ii) levy and execution on such Lien have been and continue to be stayed;  and (iii) such Lien does not prevent Bank from having a perfected first priority security interest in the Collateral or with respect to future credit extensions made under this Agreement.

“Permitted Other Distributions”:  As provided in Section 9.9(b)(ii).

“Permitted Tax Distributions”:  As provided in Section 9.9(b)(i).

“Person”:  Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”:  An “employee pension benefit plan” (as defined in Section 3(2)(A) of ERISA) that is maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

“Plant”:  As provided in the recitals hereto.

“Pledged Bond Account”:  As provided in Section 309 of the Indenture.

“Pledged Bonds”:  As provided in the Indenture.

“Pledged Permits”:  As provided in the Security Agreement.

“Property”:  As provided in the Environmental Indemnity.

“Purchase Money Indebtedness”:  Any Indebtedness incurred for the purchase of personal property where the repayment thereof is secured solely by an interest in the personal property so purchased.

“Quarterly Measurement Date”:  The last day of each quarter of the Borrower’s fiscal year, provided, however,  that, in order to provide for stub periods that are required to change the Borrower’s accounting periods to coincide with Cellu Tissues’, the Borrower and the Bank agree that a Quarterly Measurement Date shall be deemed to occur at the end of each of the First Stub Period and the Second Stub Period, with the first Quarterly Measurement Date coinciding with the end of the First Stub Period

“Quarterly Payment Date”:  The last day of each quarter of the Borrower’s fiscal year, commencing with the Quarterly Payment Date occurring on March 31, 2007.

“Rate Protection Agreement”:  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate options contract or similar agreement or arrangement between the Borrower and the Bank designed to protect the Borrower against fluctuations in interest.

“Rate Protection Obligations”:  The liabilities, indebtedness, and obligations of the Borrower, if any, to the Bank under the Rate Protection Agreement.

“Rating Agency”:   Moody’s and any other national rating service maintaining a rating on the Bonds at the request of the Issuer or the Borrower.

“Receivables”:  All of the Borrower’s present and future (a) accounts, (b) contract rights, chattel paper, instruments, documents, general intangibles, deposit accounts, and other rights to payment of any kind, now or hereafter existing, whether or not arising out of or in connection with the sale, lease or exchange of goods or the rendering of services, and whether or not earned by performance, (c) any of the foregoing which are not evidenced by instruments or chattel paper, (d) inter-company receivables, and any security documents executed in connection therewith, (e) proceeds of any letters of credit or insurance policies on which the Borrower is named as beneficiary, (f) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to the Borrower, (g) tax refunds, tax refund claims or guarantee claims, held by or granted to the Borrower; (h) rights now or hereafter existing in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (i) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit. Such leases, security agreements and other contracts described in this definition are referred to as the “Related Contracts”. The foregoing uncapitalized terms “account”, “account debtor”, “bill of lading”, “chattel paper”, “contract right”, “deposit account”, “document”, “document of title”, “electronic chattel paper”, “equipment”, “general intangible”, `investment property’, “letter-of-credit right”, “instrument”, “inventory”, “money”, “payment intangible”, “proceeds”, products”, “purchase money security interest”, “supporting obligation” and “warehouse receipt” as used in this Agreement  shall have the meanings ascribed thereto in the UCC.

“Regulatory Change”:  As to the Bank, any change (including any scheduled change) applicable to a class of banks which includes the Bank in any:

(a)           federal or state law or foreign law; or

(b)           regulation, interpretation, directive or request (whether or not having the force of law) of any court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) of this definition or of any fiscal, monetary or other authority having jurisdiction over such class of banks;

or the adoption after the date hereof of any new or final law, regulation, interpretation, directive or request applicable to a class of banks which includes the Bank.

“Related Party”:  Any Person (other than a Subsidiary, the Bank or any other subsidiary or affiliate of Associated Bancorp): (a) which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Borrower; (b)which beneficially owns or holds 5% or more of the Equity Interest of the Borrower; or (c) 5% or more of the Equity Interest of which is beneficially owned or held by the Borrower or a Subsidiary.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.

“Release”:  As provided in the Environmental Indemnity.

“Related Contracts”:   As provided in the definition of “Receivables”.

“Remarketing Agent”:  Wells Fargo Brokerage Services, LLC, or any successor thereto.

“Remarketing Agreement”:  The Remarketing Agreement, dated as of March 27, 2003 between the Remarketing Agent and the Borrower.

“Remediation Work”:  As provided in the Environmental Indemnity.

“Rent Expense”:  For any Measurement Period, the aggregate amount of rent expense as determined in accordance with GAAP.

“Reorganization”:  With respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  A “reportable event”, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC, by regulation, has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“Required Secured Parties”:  The Bank.

“Required Senior Reserve Balance”:  With respect to the Senior Debt Service Reserve Fund, $1,000,000.00.

“Restricted Debt Payment”:  Any payment of the principal of any of the Borrower’s Indebtedness to Cellu Tissue for borrowed money.

“Restricted Payment”:   Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit Commitment”:  $3,500,000.00, as the same may be reduced from time to time pursuant to Section 4.3 and, as the context may require, the agreement of the Bank to make Revolving Loans to the Borrower up to the Revolving Credit Commitment subject to the terms and conditions of this Agreement.

“Revolving Credit Non-use Fee”:  As provided in Section 2.5.

“Revolving Credit Termination Date”:  The date which is the earlier of:  (a) February 15, 2011; or (b) the date upon which the obligation of the Bank to make Revolving Loans is terminated pursuant to Section 4.3 or Section 10.2.

“Revolving Loan(s)”:  The Loans described in Section 2.1.

“Revolving Note”:  The Revolving Note of the Borrower described in Section 2.3, substantially in the form of Exhibit A-1 attached hereto, as such Revolving Note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such  Revolving Note.

“Scheduled Expiration Date”:  As provided in the Bonds Letter of Credit.

“Secured Obligations”:  The Senior Obligations.

“Secured Parties”:  The Bank.

“Security Agreement”:  The Security Agreement dated as of June 29, 2005 made by the Borrower in favor of the Collateral Agent to secure the Secured Obligations, as assigned by the Collateral Agent to the Bank and amended pursuant to that certain Assignment of Security Agreement and Amendment dated as of even date herewith (the “Security Agreement Assignment/Amendment”), and as it may be further amended, modified, supplemented, restated or replaced from time to time.

“Security Document”:  The Security Agreement, the Mortgage, the Assignment of Rents, the Indemnity, the Bonds Pledge Agreement, the Lockbox Agreement and any substitute or replacement.

“Semiannual Date”: Each Monthly Date occurring in March and September.

“Senior Debt Documents”: The Loan Documents.

“Senior Debt Service Reserve Fund”: As provided in Section 2.17(b).

“Senior Obligations”: The Obligations.

“Senior Secured Parties”:  The Bank and any subsequent holder of the Senior Obligations.

“Single Employer Plan”:  A Plan that is not a Multiemployer Plan.

 “Solvent” shall mean, with respect to any Person on any date of determination, that on such date:

(a)           the fair value of such Person’s tangible and intangible assets is in excess of the total amount of such Person’s liabilities including, without limitation, Contingent Obligations; and

(b)           such Person is then able to pay its debts as they mature; and

(c)           such Person has capital sufficient to carry on its business.

“Sponsor”:  Weston Presidio, together with its Affiliates, and any other co-investors selected by Weston Presidio, so long as Weston Presidio maintains direct or indirect ownership of at least 25% of the outstanding voting Equity Interests of Holdings on a fully diluted basis.

“Subsidiary”:  With respect to any described Person, any other Person of which or in which the described Person and its other Subsidiaries own directly or indirectly 50% or more of:  (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Taking”:  An exercise of the power of eminent domain by a Governmental Person.

“Tendered Bonds”:  As provided in the Indenture.

“Term Loan(s)”:  The Loans described in Section 2.14.

“Term Note(s)”:  The Term Notes of the Borrower described in Section 2.14, substantially in the form of Exhibit A-2 attached hereto, as each such Term Note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such Term Note.

“Termination Event”:  Any of: (a) a Reportable Event, (b) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (d) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

“Termination Fee”:  As provide in Section 2.6.

“Title Company”:  First American Title Insurance Company.

“Title Policy”:  The policy of title insurance issued to the Collateral Agent by the Title Company with respect to the Property, as assigned by the Collateral Agent to the Bank.

“Trade Accounts Payable”:  The trade accounts payable of the described Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person’s business.

“Transaction Documents”:  The Loan Documents, the Bond Documents, the Cellu Tissue Senior Secured Notes Loan Documents, the Cellu Tissue Credit Facility Loan Documents, the Cellu Tissue Merger Documents, and the Indemnity.

“Transfer Certificate”:  As provided in the Bonds Letter of Credit.

“Transfer Fee”:  As provided in Section 2.9(c).

“Trustee”:  As provided in the recitals hereto.

“UCC”:  The Uniform Commercial Code as enacted in the State of Minnesota, as amended from time to time; provided, however, that: (a) to the extent that the UCC is used to define any term herein, and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern; and (b) if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Minnesota, the  term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection or priority of, or remedies with respect to, the Secured Party’s  security interest and for purposes of definitions related to such provisions.

“Unreimbursed Amount”:  As provided in the definition of “Letter of Credit Obligations.”

Section 1.2            Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX shall be made in accordance with GAAP consistently applied for the Borrower as used in the preparation of the Borrower’s audited financial statements described in Section 7.5. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3            Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated, the word “from” means “from and including” and the words “to” or “until” each means “to but excluding.”

Section 1.4            Other Definitional Provisions.  The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”

ARTICLE II
TERMS OF LENDING

PART A-REVOLVING LOANS

Section 2.1           The Revolving Loans.  Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Bank agrees to make loans (each  a “Revolving Loan” and collectively the “Revolving Loans”) to the Borrower from time to time from the date hereof until the Revolving Credit Termination Date up to the undrawn amount of the Revolving Credit Commitment, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided that the Bank shall not be obligated to make any Revolving Loan if:

(a)          after giving effect to such Revolving Loan, the aggregate outstanding principal amount of the Revolving Loans would exceed the lesser at such time of: (i) the Borrowing Base; or (ii) the Revolving Credit Commitment; or

(b)          such Revolving Loan exceeds the amount of such Indebtedness then permitted to be incurred by the Borrower pursuant to the Cellu Tissue Senior Secured Notes Loan Documents or the Cellu Tissue Credit Facility Loan Documents.

On the Effective Date, the Borrower and the Bank acknowledge and agree that the outstanding principal balance of the “Revolving Loans” under the Original Reimbursement Agreement is $0.00 (zero).

Section 2.2            Borrowing Procedures.  Any request by the Borrower for Revolving Loans shall be in writing and must be given so as to be received by the Bank not later than 11:00 a.m., Green Bay, Wisconsin time, on the second (2nd) Business Day preceding the date of the requested Revolving Loans; provided, however, that if the Borrower has previously provided evidence reasonably satisfactory to the Bank that the requested Revolving Loan complies with Section 2.1(b), then the Bank may permit a borrowing request to be by telephone promptly confirmed in writing if so requested by the Bank, and to be received by the Bank not later than 11:00 a.m., Green Bay, Wisconsin time, on the date of the requested Revolving Loans.  Each request for Revolving Loans shall specify the borrowing date (which shall be a Business Day) and the amount of such Revolving Loans.  Each request for Revolving Loans shall be in a minimum amount of $25,000.00.  Each request for Revolving Loans shall be deemed a representation and warranty by the Borrower that all conditions precedent specified in Section 6.2 to such Revolving Loans are satisfied on the date of such request and on the date the requested Revolving Loans are made.  Unless the Bank determines that any applicable condition specified in Article VI has not been satisfied (in which case the Bank will promptly notify the Borrower in writing of such determination), the Bank will make the amount of the requested Revolving Loan available to the Borrower at the Bank’s principal office in Green Bay, Wisconsin by depositing immediately available funds into the Borrower’s Operating Account by not later than 2:00 p.m., Green Bay, Wisconsin  time, on the date requested.  Each written request (or confirmation) shall be in the form of Exhibit B-1 attached hereto.

Section 2.3           The Revolving Note and Maturities.  The Revolving Loans made by the Bank shall be evidenced by a Revolving Note in the initial amount of the Revolving Credit Commitment.  The Revolving Loans and the Revolving Note shall mature and be payable at Maturity of the Revolving Loans.  The Bank shall enter in its records the amount of each Revolving Loan, the rate of interest borne on such Revolving Loans from time to time, and the payments of the Revolving Loans received by the Bank, and such records shall be determinative in the absence of manifest error.

Section 2.4            Interest.

(a)          Interest Rate.  Subject to Section 2.4(b) below, interest on each Revolving Loan hereunder shall accrue at an annual rate equal to the Applicable Margin plus the one-month LIBOR rate (the “LIBOR Rate”) quoted by the Bank from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect two Eurodollar Business Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month.  The term “Eurodollar Business Day” means any day which is a Business Day and also a day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York and a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market.  If the initial Revolving Loan occurs other than on the first day of the month, the initial one-month LIBOR Rate shall be that one-month LIBOR Rate in effect two Eurodollar Business Days prior to the date of the initial Revolving Loan, which rate plus the Applicable Margin described above shall be in effect for the remaining days of the month of the initial Revolving Loan; such one-month LIBOR Rate to be reset at the beginning of each succeeding month.  The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(b)           Default Rate.  Notwithstanding the provisions of Section 2.4(a), at all times after the occurrence and during the continuance of any Event of Default, the Borrower agrees to pay interest on the outstanding principal balance of the Loans from the date on which the Bank notifies the Borrower of such Event of Default at a rate per annum at all times equal to the sum of the rate otherwise in effect on the Revolving Loans plus two percent (2.0%) per annum.

(c)                                  Interest Payment Dates.

(i)            Until Maturity of the Revolving Loans, interest accrued on the Revolving Loans through the end of a month shall be payable on the following Monthly Date, commencing on the first Monthly Date occurring after the date of this Agreement and at Maturity of the Revolving Loans.  Interest accrued after Maturity of the Revolving Loans shall be payable on demand.

(ii)           No provision of this Agreement or the Revolving Note shall require the payment of interest in excess of the rate permitted by applicable law.

Section 2.5            Revolving Credit Non-use Fee.  The Borrower shall pay to the Bank a fee (the “Revolving Credit Non-use Fee”) in an amount determined by applying a rate of one-half of one percent (0.50%) per annum to the average daily excess of the Revolving Credit Commitment over the aggregate outstanding principal amount of the Revolving Loans.  Such Revolving Credit Non-use Fee shall be payable to the Bank in arrears on each Quarterly Payment Date after the date of this Agreement and on the Revolving Credit Termination Date.

Section 2.6            Termination Fee.  If the Borrower terminates the Revolving Credit Commitment prior to February 15, 2009, then the Borrower shall pay to the Bank a termination fee (the “Termination Fee”) equal to 1% of the maximum amount of the Revolving Credit Commitment then being terminated or if the Borrower reduces the Revolving Credit Commitment below $1,000,000.00 prior to such date, then the Borrower shall pay to the Bank a Termination Fee equal to 1% of the amount of the reduction below $3,500,000.00; provided, however, that no Termination Fee is payable in connection with the Borrower’s termination of the Revolving Credit Commitment following the occurrence of a Cellu Tissue Prepayment Event.

PART B-BONDS LETTER OF CREDIT

Section 2.7            Bonds Letter of Credit. Pursuant to the Original Reimbursement Agreement, the Borrower requested that the Bank issue the “Bonds Letter of Credit” described therein (the “Original Bonds Letter of Credit”) and the Bank did so; a copy of the Original Bonds Letter of Credit is attached hereto as Exhibit C-1.  The Borrower hereby requests that the Bank immediately issue an amendment to the Original Bonds Letter of Credit in the form attached hereto as Exhibit C-2 (the “Bonds LC Amendment”) (the Original Bonds Letter of Credit as amended by the Bonds LC Amendment and as it may be further amended, modified, supplemented or replaced by a Substitute Credit Facility issued by the Bank from time to time being the “Bonds Letter of Credit”) and deliver the Bonds LC Amendment to the Trustee.  The Bank agrees to issue and deliver the Bonds Letter of Credit on the terms and conditions contained in this Agreement.

Section 2.8            Repayment of Advances by the Bank to Honor Drafts Drawn on the Letter of Credit.  The Borrower hereby agrees to reimburse the Bank for all Letter of Credit Obligations arising from Drawings on the Bonds Letter of Credit that are paid by the Bank in accordance with the terms of this Agreement.  Reimbursement for all such Letter of Credit Obligations shall be immediately due and payable on the date that the Draw is paid by the Bank except that, so long as no Default or Event of Default has occurred and is continuing during the 90 day period commencing on the day on which the Bank’s makes payment of any “Liquidity Drawing” (as defined in the Bonds Letter of Credit) to pay the purchase price of any Tendered Bond being purchased on an Optional Tender Date and ending on the 89th day thereafter (each such date being a “Term Loan Conversion Date”) and subject to the satisfaction of the other conditions set forth in Section 2.14(c), the Unreimbursed Amount remaining unpaid on such Liquidity Drawing on the

Term Loan Conversion Date (such Unreimbursed Amount being the “Term Loan Conversion Amount”) shall be converted to a Term Loan to the Borrower pursuant to Section 2.14; provided, however, that all monies deposited in the Pledged Bond Account pursuant to Section 309 of the Indenture from the remarketing of Pledged Bonds through, to and including the Term Loan Conversion Date shall have been, or shall be, applied to the payment of such Unreimbursed Amount and accrued, but unpaid, interest thereon, prior to such conversion.  Until fully reimbursed, Unreimbursed Amounts shall bear interest at a fluctuating rate per annum at all times equal to the Default Rate except that Unreimbursed Amounts arising from the payment of a Liquidity Drawing shall bear interest at a fluctuating rate per annum equal at all times to the sum of the Prime Rate plus 0.50% through, to but excluding the Term Loan Conversion Date so long as no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, at the Default Rate.

Section 2.9            Bonds Letter of Credit Fees.

(a)           Letter of Credit Fee.  In consideration of the Bank’s issuance of the Bonds Letter of Credit, the Borrower hereby agrees to pay to the Bank a fee (the “Letter of Credit Fee”) in advance as follows: (i) on June 30, 2006, the Borrower paid a Letter of Credit Fee in the amount of $250,719.72 for the period from July 1, 2006 through June 30, 2007; and (ii) on June 30, 2007 and each year thereafter, a Letter of Credit Fee in the amount determined by applying a per annum rate equal to the Applicable Letter of Credit Fee Percentage applied to the maximum amount then available to be drawn on the Bonds Letter of Credit; provided, however, that if the Bank extends the Scheduled Expiration Date of the Bonds Letter of Credit pursuant to Section 2.10, then the Borrower shall pay the Letter of Credit Fee on the date of such extension (and on the anniversary date of such date in succeeding years during the term of the Bonds Letter of Credit) for the first year of such extension, but the amount of such Bonds Letter of Credit Fee shall be prorated based on the number of days in the then current unexpired portion of the Bonds Letter of Credit for which the Borrower has previously paid the Letter of Credit Fee.  If the Borrower fails to pay the Bonds Letter of Credit Fee when due, the amount of the unpaid Letter of Credit Fee shall bear interest at the Default Rate. The Bonds Letter of Credit Fee is earned by the Bank upon payment to the Bank, is non-refundable and is in addition to all other amounts payable by the Borrower under this Agreement and the other Loan Documents.

(b)           Optional Redemption Fee. If the Borrower exercises its rights under Section 8.19 of this Agreement and Section 404 of the Indenture to redeem Bonds (excluding any redemption required by Section 8.18 or made in connection with a Cellu Tissue Prepayment Event), the Borrower shall pay to the Bank a fee (the “Optional Redemption Fee”) equal to 1.00% of the principal amount of the Bonds being optionally redeemed; provided, however, that no Optional Redemption Fee shall be required if the Bank exercises its rights under Section 4.2(c) of this Agreement to require an mandatory redemption of the Bonds.

(c)           Transfer Fee.   Any transfer of the Bonds Letter of Credit by the Trustee shall be made by, and be only effective upon, the Trustee’s providing the Bank with a “Transfer Certificate” described in the Bonds Letter of Credit and payment to the Bank by the Borrower of a transfer fee (the “Transfer Fee”) of $3,000.00 for each transfer and the costs payable to the Bank pursuant to Section 2.9(d) below in respect of each such transfer.

(d)           Other Fees.  In addition to the Bonds Letter of Credit Fee and the Transfer Fee, the Borrower shall pay to the Bank, on demand, such fees as are customarily charged by the Bank from time to time in connection with the issuance, renewal, amendment and administration of letters of credit (including, without limitation, a draw fee, renewal fee and amendment fee), as the same may change from time to time.  If the Borrower fails to pay any such fee when due, the unpaid amount shall bear interest from the date due until paid at the Default Rate.

Section 2.10         Expiration, Renewal and Reduction of Letter of Credit.

(a)           The Original Bonds Letter of Credit had an initial Scheduled Expiration Date of February 15, 2009 and the Bonds LC Amendment has extended the Scheduled Expiration Date to February 15, 2011.  If the Borrower desires that the Bank consider renewing the Bonds Letter of Credit by extending the then Scheduled Expiration Date, then the Borrower shall deliver to the Bank a written request for such consideration during the period beginning on or after the date of the Borrower’s delivery to the Bank of the Borrower’s audited annual financial statements for the Borrower’s 2009 fiscal year and ending on June 30, 2010 (or, if the Bank has previously extended the Bonds Letter of Credit, the corresponding fiscal year and period relating to the then Scheduled Expiration Date (e.g. if the Scheduled Expiration Date is extended to February 15, 2012, then the fiscal year will become the Borrower’s 2010 fiscal year and the period will end on June 30, 2011).  If the Bank timely receives such request, then the Bank will notify the Borrower and the Trustee by no later than the immediately following September 30 of the Bank’s decision to renew or not renew the Bonds Letter of Credit for an additional period of at least twelve (12) months and, if the Bank decides to renew the Bonds Letter of Credit, then, by not later than 45 days prior to the Scheduled Expiration Date, the Bank shall deliver to the Trustee a written amendment to the Bonds Letter of Credit extending the Scheduled Expiration Date in accordance with the terms of the Bank’s renewal.  If the Borrower fails to timely request a renewal or if the Bank decides not to renew the Bonds Letter of Credit, then the Bonds Letter of Credit shall expire on its then Scheduled Expiration Date without further action on the Bank’s part unless the Bank, with written notice to the Borrower not later than 45 days prior to the Scheduled Expiration Date, delivers to the Trustee a written amendment to the Bonds Letter of Credit extending the Scheduled Expiration Date.

(b)           The Borrower acknowledges and agrees that the Bank shall have no obligation to renew the Bonds Letter of Credit at any time in the future.  The Borrower and the Bank each acknowledges and understands that the Bonds will be subject to mandatory redemption or purchase pursuant to the Indenture if the Bank does not renew the Bonds Letter of Credit thereby resulting in a Drawing under the Bonds Letter of Credit unless a Substitute Credit Facility is delivered to the Trustee pursuant to the Indenture.

(c)           In accordance with the procedures set forth in the Bonds Letter of Credit, the Letter of Credit Amount of the Bonds Letter of Credit shall be reduced by a sum equal to the principal of and 35 days’ maximum interest on each Bond which is no longer “Outstanding” under the Indenture.

Section 2.11         Limited Resolution of Issues by the Bank.  The Bank shall not be called upon to resolve any issues of law or fact with respect to the honoring or dishonoring of any draft submitted under the Bonds Letter of Credit other than whether a Draw strictly complies with the Bonds Letter of Credit as determined in accordance with this Agreement and applicable law.

Section 2.12         Liabilities of the Bank.  Neither the Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use which may be made of the Bonds Letter of Credit or for any acts or omissions of the Issuer, the Trustee, or any assignee or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower prove were caused by (i) the Bank’s willful misconduct or gross negligence in determining whether documents presented under the Bonds Letter of Credit comply with the terms of such Letter of Credit or (ii) the Bank’s willful failure to pay under the Bonds Letter of Credit after the presentation to it by the beneficiary or its permitted assignee or transferee of a sight draft and certificate strictly complying with the terms and conditions of the Bonds Letter of Credit.  In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.13         Reinstatement of Letter of Credit for Certain Draws.  The Letter of Credit Amount shall be reduced by each Drawing on the Bonds Letter of Credit; subject, however, to reinstatement in accordance with the terms of the Bonds Letter of Credit. The Borrower acknowledges that the Bank shall not have any obligation to reinstate the amount drawn on the Bonds Letter of Credit pursuant to any “Final Drawing” described in the Letter of Credit.

Section 2.14         Term Loans.

(a)           Subject to the conditions set forth in Section 2.14(c), the Bank hereby agrees with the Borrower that, on each Term Loan Conversion Date, the Bank will convert the relevant Term Loan Conversion Amount to a term loan (each a “Term Loan” and collectively the “Term Loans”) that will be payable in equal monthly principal installments in the amount necessary to fully amortize such Term Loan over the period commencing on the first Monthly Date following the making of such Term Loan and ending on the Scheduled Expiration Date in effect on the date of such Term Loan.

(b)           The Borrower agrees to pay interest on each Term Loan at a fluctuating rate per annum equal at all times to the sum of the Prime Rate plus 1% so long as no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, at the Default Rate.  Until Maturity of the Term Loans, interest accrued on the Term Loans through the end of a month shall be payable on the following Monthly Date, commencing on the first Monthly Date occurring after the making of such Term Loan and at Maturity of the Term Loans.  Interest accrued after Maturity of the Term Loans shall be payable on demand. No provision of this Agreement or any Term Note shall require the payment of interest in excess of the rate permitted by applicable law.

(c)           Any request by the Borrower for a Term Loan shall be in writing and must be given so as to be received by the Bank not later than 11:00 a.m., Green Bay, Wisconsin time, on the second (2nd) Business Day preceding the relevant Term Loan Conversion Date.  Each request for a Term Loan shall be deemed a representation and warranty by the Borrower that all conditions precedent specified in Section 6.2 to such Term Loan are satisfied on the date of such request and on the date the requested Term Loan is made.  Unless the Bank determines that any applicable condition specified in Section 6.2 has not been satisfied (in which case the Bank will promptly notify the Borrower in writing of such determination), the Bank will make the amount of the requested Term Loan by converting the Term Loan Conversion Amount to such Term Loan.  Each written request shall be in the form of Exhibit B-2 attached hereto.

Section 2.15         Bond Prepayment Fund.

(a)          On the Effective Date, the Collateral Agent, at the Borrower’s and the Bank’s direction, has assigned all of its rights in the “Bond Prepayment Fund” described in the Collateral Agency Agreement (including, without limitation, any balance thereof) to the Bank as the CITYFOREST Project-Bond Prepayment Fund (the “Bond Prepayment Fund”) and the Borrower hereby acknowledges that the Borrower has irrevocably directed the Collateral Agent to effect such assignment  and agrees that the Bond Prepayment Fund shall be maintained with the Bank pursuant to this Agreement.

(b)          Subject to Section 2.15(c) below, the Borrower shall cause all Damages to be deposited promptly into the Bond Prepayment Fund.

(c)          Subject to the Borrower’s right to apply Damages to the repair and rebuilding of property pursuant to Section 2.15(d) below, amounts on deposit from time to time in the Bond Prepayment Fund shall, at the direction of the Bank or the Borrower, be transferred to the Trustee and used to redeem outstanding Bonds.

(d)          In the event of any loss, damage or destruction of or to any property of the Borrower or any condemnation of any property of the Borrower, or a sale thereof in lieu of or in anticipation of, the exercise of the power of condemnation or eminent domain,  any Damages received by or on behalf of the Borrower in connection with such loss, damage, destruction or condemnation shall be used to pay the cost of repairing, rebuilding or restoring such property in accordance with Section 11 or 12 of the Mortgage, as the case may be.

Section 2.16         Letter of Credit Fee Account.

(a)          On the Effective Date, the Collateral Agent, at the Borrower’s and the Bank’s direction, has assigned all of its rights in the “Letter of Credit Fee Account” described in the Original Collateral Agency Agreement (including, without limitation, the $189,997.75 balance thereof) to the Bank as the CITYFOREST Project-Letter of Credit Fee Account (the “Letter of Credit Fee Account”) and the Borrower hereby acknowledges that the Borrower has irrevocably directed the Collateral Agent to effect such assignment and agrees that the Letter of Credit Fee Account shall be maintained with the Bank pursuant to this Agreement.

(b)          On each Monthly Date, the Borrower shall deposit to the Letter of Credit Fee Account, an amount equal to one-twelfth of the Letter of Credit Fee payable to the Bank pursuant to Section 2.9(a) of this Agreement on the next Annual Date following such Monthly Date.

(c)           On each Annual Date, the Bank shall apply amounts on deposit in the Letter of Credit Fee Account to pay the Letter of Credit Fee to which the Bank is entitled under Section 2.9(a) of this Agreement.

Section 2.17         Senior Debt Service Reserve Fund.

(a)          Immediately prior to the Cellu Tissue Merger Sub’s acquisition of the shares of CF Corporation, the Bank has instructed the Collateral Agent to release any amount on deposit in the “Senior Debt Service Reserve Fund” described in the Collateral Agency Agreement in excess of $1,000,000.00 to the Borrower and to transfer such amounts to the Operating Account.  On the Effective Date, the Collateral Agent, at the Borrower’s and the Bank’s direction, has assigned all of its rights in such “Senior Debt Service Reserve Fund” (including, without limitation, the $1,000,000.00 balance thereof) to the Bank as the CITYFOREST Project-Senior Debt Service Reserve Fund (the “Senior Debt Service Reserve Fund”) and the Borrower hereby acknowledges that the Borrower has irrevocably directed the Collateral Agent to effect such assignment and agrees that the Senior Debt Service Reserve Fund shall be maintained with the Bank pursuant to this Agreement.

(b)          On each Semiannual Date, the Borrower shall deposit to the Senior Debt Service Reserve Fund, an amount equal to the difference, if any, between (a) the Required Senior Reserve Balance as of such date; minus (b) the amount on deposit in the Senior Debt Service Reserve Fund immediately prior to the deposit provided for in this paragraph (but after giving effect to any withdrawals from the Senior Debt Service Reserve Fund on such date).

(c)          Amounts on deposit in the Senior Debt Service Reserve Fund shall be used by the Bank as necessary from time to time to reimburse the Bank for the account of the Bank for Drawings (other than a Liquidity Drawing that is convertible into a Term Loan pursuant to Section 2.14) in respect of principal or interest on the Bonds or other Senior Obligations, in each case when due to the extent that there are insufficient funds available therefor in the Operating Account.

(d)          On each Semiannual Date, the Bank shall transfer to the Operating Account amounts on deposit in the Senior Debt Service Reserve Fund in excess of the sum of the Required Senior Reserve Balance.

(e)          The Bank shall, upon the written request of the Borrower, transfer to the Trustee any amount requested by the Borrower for the purpose of redeeming Bonds on the first date available therefor; provided, however, that after giving effect to such transfer, the balance of the Senior Debt Service Reserve Fund shall not be less than the Required Senior Reserve Balance.

(f)           Interest income earned on amounts in the Senior Debt Service Reserve Fund shall not be withdrawn from the Senior Debt Service Reserve Fund prior to such time as the Required Senior Reserve Balance has been met, and once the Required Senior Reserve Balance has been met, such interest income shall be deposited into the Operating Account.

(g)          The Bank acknowledges that the Senior Debt Service Reserve Fund is being established by the Borrower as a reasonably required debt service reserve fund under Section 148 of the Internal Revenue Code of 1986, as amended, funded in part from “gross proceeds” of the Bonds. The Bank agrees to (A) maintain records in a form to permit the Borrower and its agents to periodically calculate rebatable arbitrage, (B) preserve such records for a period of not less than six months following the date on which the Bonds have been fully redeemed and paid, (C) to make such records available to the Borrower, the Issuer or the Trustee upon written request therefor, and (D) upon written directions by the Borrower, accompanied by a report of the Borrower’s rebate analyst or any opinion of Bond Counsel, to transfer the “arbitrage rebate amount” set forth therein to the Trustee for credit to the Rebate Account under the Indenture.

ARTICLE III
CERTAIN FEES AND COMPUTATIONS

Section 3.1            Amendment Fee.  The Borrower shall pay to the Bank a non-refundable amendment fee (the “Amendment Fee”) in the amount of $95,000.00.  The Amendment Fee is earned upon receipt by the Bank and no termination or reduction of the Revolving Loan Commitment and no failure of the Borrower to satisfy the conditions set forth in Article VI shall entitle the Borrower to a refund of any portion of the Amendment Fee.

Section 3.2            Computation.  Interest, the Revolving Credit Non-use Fee, the Letter of Credit Fee and any other fee calculated on a per annum basis shall be computed on the basis of actual days elapsed and a year of 360 days.

ARTICLE IV
PAYMENTS, PREPAYMENTS, REDUCTION OR
TERMINATION OF THE CREDIT AND SETOFF

Section 4.1            Repayment.  Principal of the Revolving Loans shall be due and payable in accordance with the provisions of Section 2.3 and this Article IV. Principal of the Term Loans shall be due and payable in accordance with Section 2.14 and this Article IV.

Section 4.2            Voluntary and Mandatory Prepayments; Scheduled Installment Payments.

(a)           Optional Prepayments.  The Borrower, by giving written or telephonic notice to the Bank by no later than 2:00 p.m. on the Business Day of a prepayment, may prepay the Loans, in whole or in part, at any time, without premium or penalty except as provided in Section 2.6.

(b)           Mandatory Prepayment of Loans.

(i)          If, at any time, the aggregate outstanding principal amount of the Revolving Loans exceeds the lesser at such time of: (A) the Borrowing Base; or (B) the Revolving Credit Commitment, then the Borrower shall immediately prepay the Revolving Loans by the amount of such excess together with interest on the amount prepaid.

(ii)         The Borrower shall prepay the principal amount of the Term Loans contemporaneously with the Trustee’s and/or the Borrower’s receipt of any proceeds from the remarketing or redemption of the Pledged Bonds in accordance with Section 309 of the Indenture.

(iii)        The Borrower shall prepay the principal amount of the Term Loans contemporaneously with the effectiveness of the Borrower’s termination of the Revolving Credit Commitment together with all unpaid accrued interest thereon.

(iv)        If a Cellu Tissue Prepayment Event occurs, then the Borrower shall prepay all of the Obligations by not later than the 180th calendar day (or, if such day is not a Business Day, the immediately following Business Day) after the date of the Borrower’s receipt of the Bank’s written demand for prepayment of the Obligations.

(c)           Mandatory Redemption of Bonds.

(i)          If required by, and as directed by, the Bank, the Borrower, contemporaneously with the Borrower’s receipt of any Net Proceeds arising from the issuance of any equity interest in the Borrower or options or warrants or other rights to acquire the same shall: (i) exercise its rights under Section 404 of the Indenture to optionally redeem Bonds by the amount of such Net Proceeds; and/or (ii) deposit such Net Proceeds in the Cash Collateral Account described in Section 10.4 of this Agreement to secure the payment of the Obligations in accordance with Section 10.4.

(ii)         If the Borrower terminates the Revolving Credit Commitment, then, prior to or contemporaneously with the termination of the Revolving Credit Commitment, the Borrower shall have exercised its rights under Section 404 of the Indenture to optionally redeem the Bonds or shall have caused the Bonds Letter of Credit to be replaced by a “Substitute Credit Facility” permitted by the Indenture.

(iii)        If a Cellu Tissue Prepayment Event occurs, then, by no later than the 180th calendar day (or, if such day is not a Business Day, the immediately following Business Day) after the date of the Borrower’s receipt of the Bank’s written demand for prepayment of the Obligations, the Borrower shall have exercised its rights under Section 404 of the Indenture to optionally redeem the Bonds or shall have caused the Bonds Letter of Credit to be replaced by a “Substitute Credit Facility” permitted by the Indenture.

(d)          Application of Term Loan Prepayments. Any optional or mandatory partial prepayment of the Term Loans shall be applied to the Term Loans on a first made, first paid basis and the partial prepayments applied to any Term Loan shall be applied against the installments due thereon in the inverse order of maturities.

Section 4.3            Optional Reduction or Termination of Revolving Credit Commitment.  The Borrower may, at any time, upon no less than two (2) Business Days’ prior written notice received by the Bank, permanently reduce the Revolving Credit Commitment, with any such reduction in a minimum amount of $100,000.00 or an integral multiple thereof; provided, however, that the Borrower may not reduce the Revolving Credit Commitment below the aggregate outstanding principal amount of the Revolving Loans.  The Borrower may, at any time when no Revolving Loans are outstanding, upon not less than three (3) Business Days’ prior written notice to the Bank, terminate the Revolving Credit Commitment in its entirety; provided, however, that, as a condition to such termination, the Borrower shall also cause the Bonds Letter of Credit to be replaced by a “Substitute Credit Facility” permitted by the Indenture.  Upon termination of the Revolving Credit Commitment, the Borrower shall pay to the Bank the Term Loans, all accrued and unpaid interest on the Loans, the unpaid Revolving Credit Non-use Fee accrued to the date of such termination and all other unpaid Obligations of the Borrower to the Bank hereunder with respect to the Loans, the Revolving Credit Commitment, the

Letter of Credit Obligations and the Bonds Letter of Credit.  Any reduction in, or termination of, the Revolving Credit Commitment prior to February 15, 2009 shall be accompanied by the Termination Fee, if any, required to be paid by the Borrower to the Bank pursuant to Section 2.6.

Section 4.4            Payments.  All payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other Obligations under the Loan Documents payable to the Bank shall be made without deduction, set-off, or counterclaim in immediately available funds not later than 2:00 p.m., Green Bay time, on the dates due at the main office of the Bank in Green Bay, Wisconsin.  Funds received on any day after such time shall be deemed to have been received on the next Business Day.  Whenever any payment to be made hereunder or on any  Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.  The Borrower authorizes the Bank to charge any of the Borrower’s accounts maintained at the Bank for the amount of any payment or prepayment on any Note or other amount owing pursuant to any of the other Loan Documents.  The Borrower hereby authorizes the Bank, at its sole discretion, to make a Revolving Loan in order to pay, on behalf of the Borrower, any amount due on any Note or pursuant to any of the other Loan Documents without further action on the part of the Borrower and regardless of whether the Borrower is able to comply with the terms, conditions and covenants of this Agreement at the time of such Revolving Loan.

ARTICLE V
ADDITIONAL PROVISIONS RELATING TO THE LOANS

Section 5.1            Increased Costs.  In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on the Bank’s capital or the capital of its parent corporation as a consequence of the Loans evidenced hereby or the Commitment hereunder or the Bonds Letter of Credit issued pursuant hereto to a level below that which the Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then Borrower shall, within twenty days after written notice and demand from Bank, pay to Bank additional amounts sufficient to compensate Bank or its parent corporation for such reduction.  Determinations by Bank for purposes of this Section 5.1 of the additional amounts required to compensate Bank shall be determinative in the absence of manifest error.  If the Bank fails to give such notice within 60 days after it obtains knowledge of such an event, then the Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 60 days prior to the date that the Bank does give such notice.  In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods. Failure on the part of the Bank to demand compensation under this Section for any period shall not constitute a waiver of the Bank’s rights to demand compensation for any subsequent period.

Section 5.2            Funding Through the Sale of Participation. The Borrower acknowledges that the Bank may fund all or any part of the Loans or the Letter of Credit Obligations by sales of participation to various participants and agrees that the Bank may, in invoking its rights under this Article V, demand and receive payment for reasonable costs and other amounts incurred by, or allocable to, any such participant, or take other action arising from circumstances applicable to any such participant, to the same extent that such participant could demand and receive payments, or take other action, under this Article V or if such participant were the Bank under this Agreement except that no participant’s claims for payment of costs and other amounts under this Article V shall exceed the amount which the Bank would have received had the Bank not sold a participation to such participant.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1           Conditions of Effective Date; etc.  The Effective Date of this Agreement and the obligation of the Bank to issue the Bonds LC Amendment and to make any Revolving Loan or Term Loan shall be subject to the satisfaction of the conditions precedent in addition to the applicable conditions precedent set forth in Section 6.2 below, at the Borrower’s sole cost and expense:

(a)            A Replacement Revolving Note appropriately completed and duly executed by the Borrower;

(b)            The Indemnity Assignment/Amendment in the form provided by the Bank appropriately completed and duly executed by the Borrower;

(c)            The Mortgage Assignment/Amendment in the form provided by the Bank appropriately completed and duly executed by the Borrower;

(d)            The Rent Assignment/Amendment in the form provided by the Bank appropriately completed and duly executed by the Borrower;

(e)            The Security Agreement Assignment/Amendment in the form provided by the Bank appropriately completed and duly executed by the Borrower;

(f)             An Assignment by the Collateral Agent to the Bank of each deposit account control agreement made by a depository bank in favor of the Bank and amendment thereof in the form provided by the Bank appropriately completed and duly executed by the Borrower, the Collateral Agent and the depository bank that is a counterparty thereto;

(g)            The Cellu Tissue Bank Guaranty in the form provided by the Bank appropriately completed and duly executed by Cellu Tissue;

(h)            The other Loan Documents appropriately completed and duly executed by the Borrower and the other parties thereto;

(i)             A certificate of the Secretary of each Loan Party having attached (A) a copy of the corporate resolution of such Loan Party authorizing the execution, delivery and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower; (B) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of such Loan Party  authorized to execute the Loan Documents; and (C) a copy of the bylaws of such Loan Party with all amendments thereto;

(j)             A copy of the articles or certificate of incorporation of each Loan Party with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Bank;

(k)            Certificates (or other evidence) of good standing for each Loan Party in the jurisdiction of its incorporation and, in the case of the Borrower, such other states as, in accordance with the standards set forth in Section 7.1, the Borrower is required to qualify to do business, certified by the appropriate governmental officials as of a date acceptable to the Bank;

(l)             A No Default Certificate in a form provided by the Bank executed by a Financial Officer of the Borrower;

(m)           Receipt in immediately available funds of the Amendment Fee;

(n)            A Borrowing Base Certificate as of a date satisfactory to the Bank prepared and executed by a Financial Officer of the Borrower;

(o)            An opinion of counsel to the Loan Parties, addressed to the Bank, in form and substance satisfactory to the Bank;

(p)            A copy of the Borrower’s unaudited financial statements prepared in accordance with Section 8.14(a) of this Agreement certified by a Financial Officer of the Borrower and a Compliance Certificate showing pro forma compliance with this Agreement as of February 28, 2007 certified by a Financial Officer of the Borrower;

(q)            All other documents that are required to be delivered to, or obtained by the Trustee in connection with the delivery of an extension of the Scheduled Expiration Date contemplated by the Bonds LC Amendment pursuant to Section 1202 or 1401 of the Indenture;

(r)             Certified copies of the Cellu Tissue Merger Agreement and the other Cellu Tissue Merger Documents described on Schedule 6.1(r) attached hereto and incorporated herein by reference certified as a true and correct copies by a Financial Officer of the Cellu Tissue;

(s)            A Certificate appropriately completed and duly executed by a Financial Officer of Cellu Tissue stating to the effect that the Cellu Tissue Merger has been consummated in accordance with the terms Cellu Tissue Merger Documents together with evidence that the Articles (or Certificate) of Merger have been filed in the respective offices of the Minnesota Secretary of State and Delaware Secretary of State;

(t)             Copies of the Cellu Tissue Senior Notes Loan Documents certified as a true and correct copies by a Financial Officer of Cellu Tissue together with evidence satisfactory to the Bank that Cellu Tissue has received at least $20,000,000 from the issuance of “Additional Securities” pursuant to the terms of the Cellu Tissue Senior Notes Indenture;

(u)            Copies of the Cellu Tissue Credit Facility Loan Documents certified as a true and correct copies by a Financial Officer of Cellu Tissue together with evidence satisfactory to the Bank that the Cellu Tissue JPMorgan Credit Agreement has become effective in accordance with the terms of the Cellu Tissue JPMorgan Credit Agreement;

(v)            Evidence satisfactory to the Bank that: (i) all conditions precedent to the consummation of any of the Cellu Tissue Merger Transactions have been satisfied or waived; (ii) all necessary regulatory approvals to the consummation of the Cellu Tissue Merger Transactions have been obtained; (iii) no litigation exists relating to the Cellu Tissue Merger Transactions; and (iv) the Cellu Tissue Merger Transactions (excluding those described in clause (c) of the definition of “Cellu Tissue Merger Transactions”) have been consummated in full in accordance with the terms of the Cellu Tissue Merger Transaction Documents;

(w)          Evidence of insurance for all insurance required by the Loan Documents; and

(x)            Such other approvals, opinions or documents as the Bank may reasonably request.

Section 6.2            Conditions Precedent to Effective Date; etc.  The Effective Date of  this Agreement and obligation of the Bank to make any Loan hereunder (including any Revolving Loan or Term Loan ) or to issue the Bonds LC Amendment hereunder shall be subject to the satisfaction of the following conditions precedent:

(a)           Before and after giving effect to the making of such Loan or the issuing of the Bonds LC Amendment, the representations and warranties contained in Article VII shall be true and correct, as though made on the date of the making of such Loan or the issuing of the Bonds LC Amendment except that, after the delivery of any financial statements to the Bank in accordance with Section 8.14(a) or (d), the representations and warranties set forth in Section 7.5 shall be deemed a reference to the audited or unaudited financial statements then most recently delivered to the Bank;

(b)           Before and after giving effect to the making of such Loan or the issuing of the Bonds LC Amendment, no Default or Event of Default shall have occurred and be continuing; and

(c)           In the case of: (i) a Revolving Loan, the Bank shall have received the Borrower’s request for a Revolving Loan as required by Section 2.2; or (ii) a Term Loan, the Bank shall have received the Borrower’s request for a Term Loan as required by Section 2.14 and the Term Note evidencing such Term Loan in the form provided by the Bank appropriately completed and duly executed by the Borrower.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, to grant the Commitment and to make Loans and to issue the Bonds Letter of Credit, the Borrower represents and warrants to the Bank:

Section 7.1           Existence. Etc. The Borrower is a limited liability company duly formed and validly existing under the laws of the State of Minnesota.  The Borrower has all power and authority to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of the property owned or leased by it makes such qualification necessary, except where the failure to effect such qualification could not reasonably be expected to cause a Material Adverse Occurrence. The Borrower has all power and authority to own its properties.

Section 7.2            Due Authorization, No Breach, No Liens. The execution, delivery and performance by the Borrower of each Transaction Document to which the Borrower is a party are within the Borrower’s powers, have been duly authorized by all necessary action by the managing member of the Borrower, and do not contravene (a) the Borrower’s articles of organization, certificate of formation, operating agreement, member control agreement,  limited liability company agreement or other organizational document, (b) any Governmental Rule or (c) any indenture, loan or credit agreement or any other material  agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound; and such execution, delivery and performance do not result in or require the creation of any Lien upon or with respect to any of the Borrower’s properties, other than Permitted Liens.  The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other material agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to cause a Material Adverse Occurrence.  No Default or Event of Default has occurred and is continuing.

Section 7.3            Governmental Approvals.  No Governmental Approval is required for the due execution, delivery and performance by the Borrower of the Transaction Documents to which it is a party, other than those already obtained and those not yet required but obtainable in the ordinary course as and when required. The Governmental Approvals set forth on Schedule 7.3 attached hereto and incorporated herein by reference constitute all of the Governmental Approvals necessary for the lawful ownership, operation and maintenance of the Plant.

Section 7.4            Transaction Documents.  The Transaction Documents to which the Borrower is a party are the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies. The Transaction Documents are in full force and effect in all material respects and no default under any Transaction Document has occurred and is continuing.

Section 7.5            Financial Condition.

(a)          The Borrower’s audited financial statements as at December 31, 2005 and unaudited financial statements dated December 31, 2006, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis (except, in the case of the unaudited financial statements,  for the omission of footnotes and prior period comparative data required by GAAP and for variations from GAAP which in the aggregate are not material) and fairly present the financial condition of the Borrower  as at such dates and the results of its operations and changes in financial position for the respective periods then ended. The Borrower has no material liabilities which have not been disclosed in such financial statements or otherwise disclosed in writing to the Bank.  Since December 31, 2005, no event has occurred which could reasonably be expected to cause a Material Adverse Occurrence.

(b)           The pro forma unaudited balance sheet of the Borrower delivered to the Bank has been prepared on a basis in conformity with GAAP (except for the omission of footnotes and prior period comparative data required by GAAP and for variations from GAAP which in the aggregate are not material and for reallocations of values with respect to categories of assets acquired in connection with, and adjustment for actual fees, expenses and transaction costs incurred in connection with, the Cellu Tissue Merger Transactions) and presents fairly the financial condition of the Borrower, assuming consummation of the Cellu Tissue Merger Transactions.

(c)           The projections provided to the Bank have been prepared on the basis of the assumptions which are set forth therein.  Such projections have been prepared in good faith and represent, on the date of this Agreement, the good faith opinion of the Borrower’s management as to the most probable course of business of the Borrower on the basis of the assumptions which are set forth therein.

Section 7.6            Material Contracts.   Neither the Borrower nor any of its property is a party to, or bound by, any Material Contracts.

Section 7.7            Proceedings. There is no pending or, to the best of the Borrower’s knowledge, threatened action or proceeding which is material before any court, governmental agency or arbitrator to which the Plant, the Borrower or any Affiliate thereof, or the property of any of the foregoing, is or may become a party, which could, if adversely determined,  reasonably be expected to cause a Material Adverse Occurrence or which purports to affect or challenge the legality, validity or enforceability of any Transaction Document. All pending or threatened proceedings or claims are disclosed on Schedule 7.7 attached hereto and incorporated herein by reference.

Section 7.8            Compliance with Laws. Etc.  The Borrower is in material compliance with all statutes and Governmental Rules and Governmental Approvals applicable to the Borrower, its properties and operations except to the extent that such noncompliance could not reasonably be expected to constitute a Material Adverse Occurrence. Without limiting the generality of the foregoing, the Plant complies in all material respects with all applicable Governmental Approvals and Governmental Rules, including zoning, environmental protection, use and land use and building laws, ordinances and regulations, except to the extent that such noncompliance could not  reasonably be expected to constitute a Material Adverse Occurrence. The Borrower has no knowledge of any notices of violations of any such laws, ordinances or regulations issued by any Governmental Person having jurisdiction over the Borrower or its properties.

Section 7.9            Taxes.  The Borrower has filed all tax returns (federal, state and local) required to be filed by it and has paid or caused to be paid all taxes due for the periods covered thereby, including interest and penalties, except for any such taxes, interest or penalties which are being timely contested in good faith and by proper proceedings and in respect of which the Borrower has set aside adequate cash (or cash equivalent) reserves for the payment thereof.

Section 7.10         ERISA.  No Reportable Event has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan that has resulted, or could reasonably be expected to result, in a Material Adverse Occurrence. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under all Single Employer Plans maintained by the Borrower or any of its ERISA Affiliates (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made, exceed the value of the assets of such Plans by an aggregate amount greater than $100,000.00. Neither the Borrower nor any of its ERISA Affiliates has had a complete or partial withdrawal (as defined in Section 4201 of ERISA) from any Multiemployer Plan that has resulted, or could reasonably be expected to result, in a Material Adverse Occurrence. The present value (determined using actuarial and other assumptions that are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement benefits (excluding benefits required by Section 4980B of the Code and similar Governmental Rules) to be provided to their current and former employees under any Plans that include “welfare benefit plans” (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans that are allocable to such benefits by an amount that could reasonably be expected to result in a Material Adverse Occurrence.

Section 7.11         Business.  The sole business of the Borrower is the operation of the Plant and the sale of Inventory.

Section 7.12         Insurance.  All insurance required by Section 8.8, in each case required to be in effect on the Effective Date, is in full force and effect.

Section 7.13         Title to Collateral.  The Borrower possesses good and marketable title to the Collateral that it purports to own, including all properties and assets referred to in the most recent  financial statements of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of the properties, revenues or assets of any such Person is subject to a Lien, except for Liens permitted under Section 9.1.

Section 7.14         Security Documents; Liens.  The Security Documents: (a) create valid and first priority security interests in the Collateral, subject only to the Liens permitted under Section 9.1; and (b) are “Permitted Liens” as defined in the Cellu Tissue Senior Notes Indenture and are permitted under Section 6.02 of the Cellu Tissue JPMorgan Credit Agreement; provided, however,  the Lien granted by the Borrower under the Security Agreement may not be  permitted under the terms of the Cellu Tissue Senior Secured Notes Indenture to the extent that the  “Collateral” described in the Security Agreement includes any manufacturing or other facility not located on the property subject to the Mortgage and acquired by the Borrower following the consummation of the Cellu Tissue.

Section 7.15         Sufficiency of Rights.  All roads necessary for the full utilization of the Plant for its intended purpose have been completed. The Borrower has all rights and property interests that are required to enable the Borrower to obtain all services, materials and rights required for the operation and maintenance of the Plant.

Section 7.16         Disclosure.  No exhibit, schedule, report or other information (unless superseded by a subsequently provided, corrected exhibit, schedule or report or by corrected information) provided by the Borrower or any of its Affiliates or their respective agents to the  Bank in connection with the negotiation and execution of the Transaction Documents to which the Borrower is party and otherwise in connection with the transactions contemplated thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein taken as a whole not misleading, as of the date provided.

Section 7.17         Use of Bond Proceeds.  No Bond Proceeds were used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

Section 7.18         Margin Stock.  The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 7.19         Incorporation of Representations and Warranties.  Each of the following representations and warranties were true and correct when made and if any such representation and warranty is a continuing representation and warranty under the relevant Transaction Document as of the Effective Date, then such continuing representation and warranty is true and correct as of the Effective Date:

(a)          all representations and warranties of the Borrower in the Bond

Documents to which the Borrower;

(b)          all representations and warranties of the Borrower in any Cellu Tissue Senior Secured Notes Loan Documents to which the Borrower is party or pertaining to the Borrower or any of its properties in any Cellu Tissue Senior Secured Notes Loan Document (for purposes of providing an example as to the scope of the representations and warranties covered by this Section, but without limiting the terms of this Section, any representation of warranty in any Cellu Tissue Senior Secured Notes Loan Document pertaining to a “Subsidiary”, a “Restricted Subsidiary”, a “Subsidiary Guarantor”, a “Grantor”, a “Mortgagor”, a “Trustor” or words to similar effect pertaining to the Borrower shall be deemed covered by this Section);

(c)          all representations and warranties of the Borrower in any Cellu Tissue Credit Facility Loan Document or party or pertaining to the Borrower or any of its properties in any Cellu Tissue Credit Facility Loan Document (for purposes of providing an example as to the scope of the representations and warranties covered by this Section, but without limiting the terms of this Section, any representation of warranty in any Cellu Tissue Credit Facility Loan Document pertaining to a “Subsidiary”, a “Loan Guarantor”, a “Loan Party”, a “Grantor”, a “Mortgagor”, a “Trustor” or words to similar effect pertaining to the Borrower  shall be deemed covered by this Section); and

(d)          all representations and warranties of, or pertaining relating to, the Borrower or any of its properties in any Cellu Tissue Merger Document.

The Borrower has no knowledge that any of the representations and warranties made in the Transaction Documents by or on behalf of any party thereto other than the Borrower is untrue or incorrect in any material respect.

Section 7.20         Status.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.21         Broker’s Fees.  Except as disclosed on Schedule 7.21 attached hereto and incorporated herein by reference,  the Borrower has not dealt with any Person who may be entitled to any finder’s fee, brokerage commission, loan commission or other sum in connection with the transactions contemplated by this Agreement. The Borrower hereby agrees to indemnify, defend and hold harmless the Bank against any and all loss, liability, cost or expense, including reasonable attorneys’ fees, that such parties may suffer or sustain with respect to any finder’s fee, brokerage commission or other sum due in connection with this Agreement.

Section 7.22         Leases; Other Agreements.  Except as set forth on Schedule 7.22 attached hereto and incorporated herein by reference, there are no leases or subleases affecting the Plant. As of the date of this Agreement, there are no contracts or agreements materially affecting the use, operation or maintenance of the Plant.

Section 7.23         Official Statement.  Intentionally Deleted.

Section 7.24         Environmental Matters.   Except as otherwise disclosed in the Environmental Reports listed in Schedule 1 to the Environmental Indemnity: (a) to the best knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences regarding the Property that could reasonably be anticipated (i) to form the basis of a Hazardous Materials Claim against the Property, the Borrower or any of its officers, directors, employees, or agents or, to the best knowledge of the Borrower, any other Persons occupying or conducting operations on or about the Property, that individually or in the aggregate could reasonably be expected to result in a Material Adverse Occurrence, (ii) to cause the Property to be subject to any restrictions on its ownership, occupancy, use (other than those imposed pursuant to the Permits described in Schedule 7.3 attached hereto) or transferability under any applicable Environmental Law, or (iii) to require the filing or recording of any notice, registration, permit or disclosure documents under any applicable Environmental Law, except for any necessary recording or filing of the Permits described in Schedule 7.3 attached hereto; (b) all Governmental Approvals required under Environmental Laws to operate the Project and the Plant are identified in Schedule 7.3 attached hereto; and (c) the representations and warranties set forth in Section 2 of the Environmental Indemnity are incorporated herein by reference as though fully set forth herein.

Section 7.25         Transactions with Affiliates.  Except as disclosed in Schedule 7.25 attached hereto and incorporated herein by reference, the Borrower is not a party to any agreement with or subject to any commitment in favor of any Affiliate of the Borrower.

Section 7.26         Ownership and Control.  Each of the Borrower’s equity holders, and the percentage of each such equity holders’ ownership interest, is set forth in Schedule 7.26 attached hereto and incorporated herein. All of the issued and outstanding Equity Interests of the Borrower are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in said Schedule, the Borrower has not granted or issued, and has not agreed to grant or issue, any options, warrants or similar rights to any Person to acquire any Equity Interests of, or other securities convertible into, the Borrower’s Equity Interests.

Section 7.27         Indebtedness.  Except for Indebtedness permitted by Section 9.2, the Borrower does not have any Indebtedness.

Section 7.28         Guaranty or Suretyship.  Except for Contingent Obligations permitted by Section 9.4, the Borrower is not a party to any contract of guaranty or suretyship and none of its assets is subject to such a contract.

Section 7.29         Trademarks, Patents.  The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.  Schedule 7.29 attached hereto and incorporated herein by reference is a complete list of all such patents and trademarks.

Section 7.30         Public Utility Holding Company Act.  Intentionally Deleted.

Section 7.31         Subsidiaries.  The Borrower does not have any Subsidiaries.

Section 7.32         Partnerships and Joint Ventures.  The Borrower is not a partner (limited or general) or joint venturer in any partnerships or joint ventures.

Section 7.33         Use of Proceeds.  The Revolving Loans will be used to pay the “Revolving Loans” made pursuant to the Original Reimbursement Agreement, to provide working capital to the Borrower and for other general corporate purposes.

Section 7.34         Solvency.  The Borrower is Solvent after giving effect to the making of the Loans in the full amount available hereunder, the issuance of the Bonds Letter of Credit, the incurrence of any other Indebtedness pursuant to the Loan Documents, and the granting of Liens pursuant to the Loan Documents.

Section 7.35         Contracts; Labor Matters.  Except as disclosed on Schedule 7.35 attached hereto and incorporated herein by reference: (a) the Borrower is not a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order, the performance of which could reasonably be expected to cause a Material Adverse Occurrence; (b) on the Effective Date: (i) the Borrower is not a party to any labor dispute; and (ii) there are no strikes or walkouts relating to any labor contracts to which the Borrower is subject.

Section 7.36         Trading with the Enemy Act.  The execution of this Agreement and the use of the proceeds of the Loans does not violate the Trading with the Enemy Act of 1917, as amended, nor any of the foreign assets control regulations promulgated thereunder or the under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945. Neither the Borrower nor any person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary of the Borrower is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders.

Section 7.37         Survival of Representations. All representations and warranties contained in this Article VII shall survive the delivery of the Notes, the making of the Loans evidenced thereby, the issuance of the Bonds Letter of Credit and any investigation at any time made by or on behalf of the Bank shall not diminish the Bank’s rights to rely thereon.

ARTICLE VIII
AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Commitment and the Bonds Letter of Credit are terminated or expired and the Loans, the Letter of Credit Obligations and all other Obligations of the Borrower to the Bank hereunder and under the Notes and the other Loan Documents have been paid in full, unless the Bank shall otherwise expressly consent in writing:

Section 8.1            Preservation of Existence. Etc.  The Borrower shall: (a) preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its incorporation except where the failure to do so can be cured without any adverse effect on the Borrower’s rights, franchises or privileges; and (b) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to so qualify or remain qualified could not reasonably be expected to result in a Material Adverse Occurrence.

Section 8.2            Governmental Approvals.  The Borrower shall maintain in effect and comply with at all times in all material respects, all Governmental Approvals except where non-compliance could not reasonably be expected to result in a Material Adverse Occurrence.

Section 8.3            Maintenance of Properties, Etc.,  The Borrower shall maintain and preserve all of its properties necessary in the conduct of its business in good working order and condition, ordinary wear and tear, and obsolescence, excepted.

Section 8.4            Maintenance and Operation of the Plant.  The Borrower shall administer, maintain, repair and operate the Plant (including the making from time to time of all necessary renewals and replacements), in a sound and workmanlike manner consistent with good engineering practice and safety standards, ordinary wear and tear and obsolescence excepted, and substantially in accordance with sound tissue mill industry practices and in compliance with the Bond Documents and the Loan Documents and all applicable Governmental Approvals.

Section 8.5            Maintenance of Security Interests.  The Borrower shall take or cause to be taken all actions that may be necessary or that the Bank may reasonably request to maintain and preserve the security interests and Liens created by the Security Documents and the priority thereof, including without limitation executing any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) reasonably requested by the Bank for such purpose.

Section 8.6            Performance of Transaction Documents.  The Borrower shall: (a) perform and observe all material terms and provisions of each Bond Document, each Cellu Tissue Senior Secured Notes Loan Document and each Cellu Tissue Credit Facility Loan Document to be performed or observed by the Borrower; (b); maintain each Bond Document in full force and effect; and (c) enforce each Bond Document in accordance with its terms and take all actions concerning enforcement of each Bond Document as the Bank may from time to time reasonably request.

Section 8.7            Payment of Taxes. Etc.  The Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims (including claims for labor, materials and supplies to the extent Liens relating thereto are not Permitted Liens), which, if unpaid, might become a lien or charge upon any properties of the Borrower, provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being timely contested in good faith and by proper proceedings and in respect of which the Borrower has set aside adequate cash (or cash equivalent) reserves for the payment thereof; provided, however that, in all events, the

Borrower shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith upon the commencement of foreclosure of any Lien which may have attached as security therefor.

Section 8.8            Maintenance of Insurance.

(a)           General Requirements.  The Borrower shall maintain or cause to be maintained in effect, in amounts, from carriers with an A.M. Best Company Key Rating Guide of “A-IX” or better and authorized to do business in the State of Wisconsin, and in form satisfactory to the Bank, the insurance described in the Bond Documents and such other insurance as the Bank shall reasonably request from time to time, and shall maintain such additional insurance as set forth in Schedule 8.8 attached hereto and incorporated herein by reference.

(b)           Certificates of Insurance.  By no later than 10 days prior to the then current expiration date of the polices shown on any insurance certificate delivered by the Borrower to the Bank, the Borrower shall deliver to the Bank updated certificates of insurance for all insurance required under any Bond Document or Loan Document. Such certificates shall be executed by each respective insurer or by an authorized representative of each insurer.  Such certificates shall identify the underwriters or companies issuing such insurance, the type of insurance, the policy term and shall specifically list the special provisions enumerated for such insurance in any of the Bond Documents or Loan Documents.

(c)           Insurance Reports.  Concurrently with the delivery of the certificates required in (b) above at least 10 days prior to the expiration of any insurance policy, the Borrower shall deliver to the Bank a letter from the Borrower’s insurance broker, signed by an officer of the broker, stating that all premiums then due have been paid and that, in the opinion of such broker, the Borrower’s insurance then carried or to be renewed meets or exceeds the requirements of the Bond Documents and/or the Loan Documents.

(d)           Proceeds of Insurance.  All proceeds of any insurance required hereunder shall be applied in accordance with the terms of the Security Documents.

(e)           Certain Requirements Regarding Liability Policies.  Liability policies covering general liability and automobile liability shall include endorsements providing (i) for additional insured coverage for the Bank, and their respective  officers, directors, employees, agents and representatives; (ii) that insurance for the Bank as additional insured is primary insurance and any other insurance available to the Bank shall apply as excess; (iii) thirty days prior written notice of cancellation by certified mail in the event of cancellation (other than cancellation for nonpayment of premium, for which the notice period may be ten days); (iv) a cross-liability or severability of interests provision stipulating that insurance available to the Bank as an insured applies separately with respect to insurance available to other insureds as though separate policies had been issued to each; and (v) a waiver of subrogation by insurers in favor of the Bank.

(f)           Certain Requirements Regarding Property Insurance.  Property policies (including builder’s risk and boiler and machinery coverage) covering real and personal property of the Plant shall include, (i) a lender’s loss payable endorsement or a standard first mortgage endorsement in favor of the Bank, (ii) thirty days prior written notice of cancellation in the event of cancellation of any policy and (iii) a waiver of subrogation by insurers in favor of the Bank.

(g)          Amendment of Coverage.  The Bank, in its reasonable discretion, may at any time amend the amount and scope of coverage of any of the insurance policies required hereunder to cover such risks that could not have been foreseen by the parties hereto on the date of this Agreement and which, in the reasonable judgment of the Bank, renders such coverage materially inadequate; provided, however, that the Bank shall not require the Borrower to obtain insurance that is not reasonably commercially available or which is not commonly maintained by businesses in the same line of business and geographic location as the Borrower.

Section 8.9            Keeping of Records and Books of Account.  The Borrower shall keep adequate records and books of account, in which full and correct entries shall be made in accordance with generally accepted accounting principles of all financial transactions of the Borrower, the assets and business of the Borrower and all costs and expenses in connection with the Plant.

Section 8.10         Inspection Rights.  The Borrower shall, at any reasonable time and from time to time, permit the Bank and its agents and representatives, upon reasonable prior notice, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower and of the Plant with the Borrower and any of its officers or directors.  The Borrower agrees to pay, or reimburse the Bank for the payment of, the Bank for its reasonable fees and out-of-pocket expenses incurred with respect to such examinations for: (a) one (1) examination and inspection during any fiscal year (the pre-closing examination and inspection not counting as inspection during the current fiscal year); (b) two (2) examinations and inspections during any fiscal year in which the Borrower completes a material acquisition or any fiscal year thereafter; (c) any examination and inspection that reveals that the Borrower’s financial reports most recently delivered to the Bank contain significant errors or discrepancies; and/or (d) any examination and inspection conducted at any time after the occurrence and during the continuance of an Event of Default.  None of the foregoing shall imply that the Bank is under any duty to examine any books and records. Any inspection or examination by the Bank is for the sole purpose of protecting the Bank’s security and preserving the Bank’s rights under the Loan Documents.  No Default or Event of Default will be deemed waived by any such inspection.

Section 8.11         Compliance with Laws.  The Borrower shall comply in all material respects with all applicable Governmental Rules, including all applicable federal, state and local energy and labor laws and similar laws, rules, regulations and orders except where such non-compliance could not reasonably be expected to result in a Material Adverse Occurrence.

Section 8.12         Material Contracts.  Intentionally Deleted.

Section 8.13         Banking Accounts. The Borrower shall maintain all of its banking accounts with the Bank except that the Borrower may maintain its payroll account no. 124599 and its health claims account no. 126332 with Pioneer National Bank, Ladysmith, Wisconsin so long as such bank has entered into a deposit account control agreement with the Bank.

Section 8.14         Reporting Requirements. The Borrower shall furnish to the Bank, in each case in form and substance reasonably acceptable to the Bank:

(a)           as soon as available and in any event within 30 days after the end of each fiscal month, (i) a copy of the unaudited financial statements of the Borrower prepared in conformity with GAAP on a consistent basis (except for the omission of footnotes and prior period comparative data required by GAAP and for variations from GAAP which in the aggregate are not material) consisting of a balance sheet of the Borrower as of the end of such month and statements of income, cash flows and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the budgets for such period, certified by a Financial Officer of the Borrower, and (ii) a Borrowing Base Certificate (the “Borrowing Base Certificate”) in the form of Exhibit D attached hereto duly completed and signed by a Financial Officer of the Borrower;

(b)           as soon as available and in any event within 30 days after the end of each fiscal quarter of the Borrower, a Compliance Certificate (the “Compliance Certificate”)  in the form of Exhibit E attached hereto  certified by a Financial Officer of the Borrower;

(c)           as soon as available and in any event by the 15th day of  each fiscal year, commencing on such day in calendar year 2008, a copy of the operating budget of the Borrower for the then current fiscal year, certified by a Financial Officer of the Borrower;

(d)           as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audited financial statements for such year for the Borrower prepared in conformity with GAAP, containing financial statements of the Borrower for such year and statements of income, cash flows and retained earnings,  setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank together with (i) any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants; (ii) a Compliance Certificate certified by a Financial Officer of the Borrower; and (iii) a statement by the accounting firm performing such audit stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines and internal policies of such accounting firm);

(e)           as soon as possible and in any event within 5 days after the Borrower becomes aware of the occurrence of any Default or Event of Default continuing on the date of such statement, a statement of an authorized officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

(f)            as soon as possible and in any event within 5 days after the Borrower becomes aware of the institution of any action or proceeding affecting the Borrower or the Plant before any court, Governmental Person or arbitrator which, if determined adversely to the Borrower or the Plant, as applicable, would materially adversely affect the performance of the Transaction Documents or which purports to affect the legality, validity or enforceability of any of the Transaction Documents, a statement of an authorized officer of the Borrower setting forth details of such action or proceeding and the action which the Borrower has taken and proposes to take with respect thereto;

(g)           upon preparation for recording, copies of any documents granting easements, licenses, or other similar rights benefiting or encumbering the Property;

(h)           upon delivery or receipt thereof, a copy of any notice required to be delivered by or to the Borrower under any Bond Document;

(i)            (i) as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any Termination Event with respect to any Single Employer Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, that the Borrower proposes to take with respect thereto; (ii) promptly and in any event within ten Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any of its ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; (iii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower if the present value of the accrued benefits under the Single Employer Plan exceeds its assets by an amount in excess of $1,000,000.00 and (iv) promptly and in any event within fifteen Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

(j)            concurrently with delivery thereof to the Trustee or any Governmental Person, any report, certificate, request, statement, notice, instrument or opinion of counsel required to be delivered by the Borrower pursuant to any Bond Document, in each case addressed to the Bank;

(k)           promptly, and any event by no later than five (5) Business Days prior to the date on which Cellu Tissue proposes to consummate any transaction described in clause (a) of the definition of “Cellu Tissue Prepayment Event”, notify the Bank of Cellu Tissue’s intent to do so and provide the Bank with copies of the relevant documentation governing such transaction or, in each case, cause Cellu Tissue to do so;

(l)            within five (5) Business Days after making a Permitted Other Distribution or Permitted Debt Payment, a certificate from a Financial Officer of the Borrower certifying compliance with Section 9.7(b)(ii) or Section 9.15(a)(iv), as the case may be; and

(m)          such other information respecting the condition or operations, financial or otherwise, of the Borrower, any other Loan Party or the Plant as the Bank may from time to time reasonably request.

Section 8.15         Environmental Matters.  The Borrower shall at all times: (a) not cause or permit the Property to be in violation of any Environmental Law which violation would have a material effect on the ability of the Borrower to perform its obligations under the Bond Documents or the Loan Documents; and (b) promptly upon the Borrower’s knowledge thereof, advise the Bank in writing of (i) any and all enforcement, cleanup, removal, mitigation or other governmental or regulatory actions affecting the Property instituted in writing against the Borrower pursuant to any Environmental Laws and (ii) all claims made in writing by any third party against the Borrower or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance Activity at or from the Property in violation of applicable Environmental Laws (the matters set forth in clauses (a) and (b) above are hereinafter referred to as “Hazardous Materials Claims”).  In addition, the Borrower shall (i) comply in all material respects and cause all other Persons constructing, occupying or conducting operations on or about the Property, to comply in all material respects with all Environmental Laws now or hereafter applicable to the Property; (ii) obtain, at or prior to the time required by applicable Environmental Laws, all Governmental Approvals required pursuant to applicable Environmental Law for the Borrower’s operations, and the construction, operation and maintenance of the Plant, and maintain such Governmental Approvals in full force and effect; (iii) not generate, use, treat, recycle, store, release or dispose of, or permit the generation, use, treatment, recycling, storage, release or disposal of Hazardous Substances on the Property, or transport or permit the transportation of Hazardous Substances to or from the Property, other than in material compliance with all applicable Environmental Laws; (iv) conduct and complete any reasonable investigation, study, sampling and testing and undertake any reasonable cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Substances released at, on, in, under or emanating from the Property for which the Borrower is liable, in accordance with and to the extent necessary under all applicable Environmental Laws; and (v) provide the Bank with written notice of (A) any fact, circumstance, condition, occurrence or release at, on, under or from the Property that results in material noncompliance with any Environmental Law or that has resulted or could reasonably result in personal injury or material property damage claims or could have a material adverse effect on the Borrower, such notice to be given promptly after the condition is discovered by or made known to the Borrower and (B) any pending or threatened Hazardous Materials Claim against the Borrower or any other Persons occupying or conducting operations on the Property, such notice to be given promptly after such Hazardous Materials Claim is commenced or threatened against the Borrower. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, incident, or occurrence and the Borrower’s response thereto. In addition, the Borrower will provide the Bank with copies of all written communications with any Governmental Person relating to any material violation by the Borrower of any applicable Environmental Law or any Hazardous Materials Claim commenced against the Borrower promptly after the giving or receiving of any such written communications. The Borrower shall also provide such detailed reports of any Hazardous Materials Claim as may be reasonably requested by the Bank.

Section 8.16         Further Assurances.  The Borrower shall, at the request of the Bank, execute, deliver and furnish such documents or take such further action as the Bank may reasonably deem necessary or desirable to evidence the Senior Obligations, perfect the security therefor, or otherwise carry out the terms of this Agreement or any other Loan Document.

Section 8.17         ERISA.  The Borrower shall maintain each Single Employer Plan in material compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 8.18         Amortization Schedule.  The Borrower shall cause the Bonds to be retired in accordance with the amortization schedule set forth in Schedule 8.18 attached hereto and incorporated herein by reference (the “Amortization Schedule”).

Section 8.19         Consent to Optional Redemption. The Borrower hereby agrees that, prior to the effectiveness of any election by the Borrower to exercise its right of optional redemption of the Bonds pursuant to the Indenture and the Bond Loan Agreement (excluding redemptions required by Section 8.18 or made in connection with a Cellu Tissue Prepayment Event), the Borrower will obtain the Bank’s prior written consent to such optional redemption of the Bonds, and if consented to by the Bank, the Bank shall execute such written consents with respect thereto as may be required by the Trustee under the Indenture.  The Bank shall not withhold its consent to such optional redemption of the Bonds so long as the Borrower shall satisfy the Bank that the Borrower will have funds available to it in an amount sufficient to reimburse the Bank for the Drawing under the Bonds Letter of Credit to pay the redemption price of such Bonds and that such funds will be on deposit with the Trustee or the Bank at such time as would enable the Bank to be reimbursed for Drawings made in connection with such redemption on the proposed redemption date and to pay the Optional Redemption Fee required by Section 2.9(b), if applicable.  The Borrower further agrees to take all action requested by the Bank to cause Bonds to be redeemed pursuant to Section 4.2(c) or 8.18 of this Agreement.

Section 8.20         Replacement of Trustee.  Upon the Bank’s written request, the Borrower shall take such action as may be necessary to remove the Trustee pursuant to

Section 1107 of the Indenture, in which case the $3,000.00 Transfer Fee shall be waived.

ARTICLE IX
NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Commitment and the Bonds Letter of Credit are terminated or expired and the Loans and all other Obligations of the Borrower to the Bank hereunder and under the Notes and the other Loan Documents have been paid in full, unless the Bank shall otherwise expressly consent in writing:

Section 9.1            Liens. Etc.  The Borrower shall not create or suffer to exist any Lien on any asset of the Borrower other than:

(a)           Liens under the Security Documents, or permitted thereby or by this Agreement;

(b)           Liens securing Purchase Money Indebtedness incurred in connection with Capital Expenditures made after the date of this Agreement by way of purchase money security interest, purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, provided that the Indebtedness secured thereby is permitted as a Capital Expenditure at the time of such incurrence and does not exceed the lesser of the purchase price or the fair market value of such property at the time of its acquisition;

(c)           Liens on equipment leased in a manner not prohibited by any Transaction Document;

(d)           Liens listed on Schedule 7.13 to this Agreement;

(e)           Liens under the Cellu Tissue Senior Secured Notes Loan Documents;

(f)            Liens under the Cellu Tissue Credit Facility Loan Documents; and

(g)           Permitted Liens.

Section 9.2            Indebtedness.  The Borrower shall not create or suffer to exist any Indebtedness except:

(a)           Indebtedness under this Agreement;

(b)           Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(c)           Contingent Obligations under the Cellu Tissue Senior Secured Notes Subsidiary Guarantee;

(d)           Contingent Obligations under the Cellu Tissue Credit Facility Loan Guaranty;

(e)           Other Indebtedness existing on the date of this Agreement and disclosed on Schedule 9.2 attached hereto and incorporated herein by reference and any extension, refinancing or renewal thereof that: (i) does not include an increase in the principal amount thereof; and/or (ii) does not impose any standard of financial performance on the Borrower that is greater than the standards of financial performance set forth in this Agreement;

(f)            Purchase Money Indebtedness and Capital Leases so long as no Event of Default has occurred and is continuing on the date of the incurrence of such Indebtedness;

(g)           Indebtedness of the Borrower to Cellu Tissue; and

(h)           Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

Section 9.3            Lease Obligations.   Intentionally Deleted.

Section 9.4            Guaranty Obligations.  Except as provided in the Loan Documents or for Indebtedness permitted by Section 9.2, the Borrower shall not: (a) be or become liable on any Contingent Obligations; or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

Section 9.5            Mergers, Restriction on Fundamental Changes, Etc.  The Borrower shall not liquidate or dissolve, or merge into or consolidate with or into, or acquire all or substantially all of the assets of, any Person, except as contemplated in the Cellu Tissue Merger Transactions. The Borrower shall not permit any material amendment of its organizational documents, except as contemplated in the Cellu Tissue Merger Transactions.

Section 9.6            Sales, Etc. of Assets.  The Borrower shall not, nor shall it permit any Person to, whether by operation of law or otherwise, sell, assign, lease, transfer or otherwise dispose of all or any substantial part of its assets (whether now owned or hereafter acquired) to any Person, except that the Borrower may sell any of its assets:

(a)          dispositions of Inventory, or used, worn-out or surplus Equipment, all in the ordinary course of business;

(b)          the sale of Equipment to the extent that such Equipment is exchanged for credit against the purchase price of similar replacement Equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement Equipment; or

(c)          other dispositions of property during the term of this Agreement so long as the Net Proceeds to be obtained from any such transaction (or related series of transactions) does not exceed $100,000.00 or the aggregate Net Proceeds determined  from all such transactions in any fiscal year does not exceed $100,000.00.

Section 9.7           Restricted Payments.  The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)                           the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock;

(b)         so long as no Default or Event of Default has occurred and is continuing at the time of a proposed payment of a Permitted Tax Distribution or Permitted Other Distribution or could reasonably be expected to result from such payment, the Borrower may:

(i)               make distributions (the “Permitted Tax Distributions”) to its member for the sole purpose of paying the tax liabilities of the Borrower’s member resulting from the reported net income of the Borrower so long as the Borrower is a pass-through tax entity under the Code; provided, however, that: (A) such member’s federal and state income tax liability shall be computed on the basis of the highest marginal tax rates under the Code and the laws of the State of Minnesota; (B) Permitted Tax Distributions shall be paid in estimated quarterly installments contemporaneously with its member’s obligations to pay estimated income taxes based upon the Borrower’s annualized income through the end of its fiscal month immediately preceding such tax installment’s due date and also contemporaneously with such member’s filing of its federal and state income tax returns if the estimated Permitted Tax Distributions paid for any of the Borrower’s fiscal years are not sufficient to pay such member’s actual income tax liability computed at the highest marginal rates based on its share of the Borrower’s actual taxable income for such fiscal year as disclosed by copies of the Borrower’s tax returns and related Schedules K-1 for such fiscal year delivered to the Bank pursuant to this Agreement; and (C) if the Permitted Tax Distributions actually paid with respect to any of the Borrower’s fiscal years exceed the Permitted Tax Distributions permitted by this Section based upon the Borrower’s actual taxable net income as disclosed by copies of such tax returns and schedules described above, then the Borrower shall immediately recover the excess amount from the recipient and shall not pay any further Permitted Tax Distributions to any Person until such excess amount is recovered; and/or

(ii)         the Borrower may declare and pay other dividends or distributions (the “Permitted Other Distributions”) with respect to its Equity Interests; provided that: (A) immediately prior to and after giving effect to a proposed Permitted Other Distribution, neither any Revolving Loan nor any Indebtedness described in Section 9.2(g) shall be outstanding; and (B) the excess (such excess being the “Excess Availability”) of the Borrowing Base over the aggregate outstanding principal amount of the Revolving Loans as of the Borrower’s then most recent fiscal month-end was at least $1,000,000.00.

Section 9.8            Investments in Other Persons.  Other than Permitted Investments, the Borrower shall not make any loan or advance to any Person or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, any Person (other than the Borrower).

Section 9.9            Change in Nature of Business.  The Borrower shall not engage in any business other than the operation of the Plant or make any material change in the nature of its business as carried on at the date hereof.

Section 9.10         Change of Fiscal Year.  After changing its method of determining its fiscal year and interim fiscal months and quarters to coincide with Cellu Tissue’s, the Borrower shall not make any further change.

Section 9.11         Plans.  The Borrower shall not permit any condition to exist in connection with any Single Employer Plan that could reasonably  be expected to constitute grounds for the PBGC to institute proceedings to have such Single Employer Plan terminated or a trustee appointed to administer such Single Employer Plan; permit any Single Employer Plan to terminate under any circumstances that would cause the Lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any of its ERISA Affiliates; or permit the underfunded amount of any Single Employer Plan benefits guaranteed under Title IV of ERISA to exceed $50,000.00.

Section 9.12         Subsidiaries, Partnerships and Joint Ventures.  The Borrower shall not: (a) form or acquire any corporation or company which would thereby become a Subsidiary; or (b) form or enter into any partnership as a limited or general partner or form or enter into any joint venture.

Section 9.13         Restrictive Agreements.  The Borrower shall not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a)           the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Bank;

(b)           the Bank’s right to impose the conditions set forth in this Agreement upon the Borrower’s ability to pay dividends or distributions with respect to its Equity Interests or to repay loans or advances made to the Borrower by Cellu Tissue;

provided that:

(x)            the foregoing shall not apply to:

(i)            restrictions and conditions imposed by law or by any Loan

Document,

(ii)           restrictions and conditions existing on the date hereof identified on Schedule 9.13 attached hereto and incorporated herein by reference including the Cellu Tissue Senior Secured Notes Indenture and the Cellu Tissue JPMorgan Credit Agreement; provided further, that in no event shall any such restriction or condition be breached or violated by: (A) the Borrower’s incurrence of the Indebtedness under this Agreement and the grant of Liens in its property pursuant to the Loan Documents; or (B) the Borrower’s performance of its obligations under the Loan Documents; or (C) the Borrower’s incurrence of any Indebtedness to refinance the Indebtedness incurred under this Agreement so long as: (1) the terms of such re-refinancing Indebtedness comply with any requirement then imposed by the Cellu Tissue Senior Secured Notes Loan Documents and the Cellu Tissue Credit Facility Loan Documents for permitted re-financing Indebtedness; (2) with respect to all Loans and Letter of Credit Obligations, the Liens securing such re-financing Indebtedness shall be substantially the same as those created by the Security Documents; and (3) the applicable restrictions described in Section 9.13(b) in the documentation for the re-financing Indebtedness are not materially more restrictive, when taken as a whole, than the applicable restrictions in this Agreement; and

(iii)          customary restrictions and conditions contained in agreements relating to the sale of the Borrower pending such sale; and

(y)           clause (a) of the foregoing shall not apply to: (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; and (ii) customary provisions in leases and other contracts restricting the assignment thereof.

Section 9.14         Payment Terms.  The Borrower shall not materially change its selling terms of payment on Accounts as in effect on the date of this Agreement in any manner that materially affects the value of the Accounts as collateral for the Obligations or provide dating terms that exceed 90 days after the relevant invoice date.

Section 9.15         Transactions with Related Parties. The Borrower shall not: (a) permit the direct or indirect transfer, distribution or payment of any of its funds, assets or property to any Related Party, except that the Borrower may pay:  (i) bona fide employee compensation (including benefits) to Related Parties for services actually rendered to the Borrower; (ii) expenses incurred by an employee in the ordinary course of business; (iii) expenses or rents for services or property or the use thereof allocated to the Borrower; provided, however, that all such payments pursuant to subsections (a)(i), (ii) and (iii) shall not exceed the amount which would be payable in a comparable arm’s length transaction with a third party who is not a Related Party; (iv) repayment of Indebtedness permitted by Section 9.2(g) (such repayments being “Permitted Debt Payments”) so long as: (A) no Default or Event of Default has occurred and is continuing at the time of the proposed

Permitted Debt Payment; (B) immediately prior to and after giving effect to a proposed Permitted Debt Payment, no  Revolving Loan shall be outstanding; and (C) the Excess  Availability shall have been at least $1,000,000.00; (b) lend or advance money, credit or property to any Related Party; (c) invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any assets or properties, of any Related Party except otherwise permitted by other subsections of this Section; or (d) guarantee, assume, endorse or otherwise become responsible for, or enter into any agreement or instrument for the purpose of discharging or assuming (directly or indirectly, through the purchase of goods, supplies or services or otherwise) the indebtedness, performance, capability, obligations, dividends or agreement for the furnishing of funds of any Related Party or any officer, director or employee thereof except for the Contingent  Obligations permitted by Section 9.4.

Section 9.16         Unconditional Purchase Obligations.  The Borrower shall not enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

Section 9.17         Use of Proceeds.  The Borrower shall not permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank upon its request, a statement in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U.

Section 9.18         Leverage Ratio.  The Borrower shall not permit, as of any Quarterly Measurement Date, the Leverage Ratio to be greater than 3.5 to 1.0.

Section 9.19         Fixed Charge Coverage Ratio.  The Borrower shall not permit, as of any Quarterly Measurement Date, the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0.

Section 9.20         Capital Expenditures.  The Borrower shall not make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate Capital Expenditures made by the Borrower during any of its fiscal years would exceed $3,000,000.00.

Section 9.21         Sale and Lease.  The Borrower shall not enter into any agreement providing for the leasing by the Borrower of property which has been or is to be sold or transferred by the Borrower to the lessor thereof, or which is substantially similar in purpose to property so sold.

Section 9.22         Bonds Interest Rate Mode Election.  The Borrower shall not convert the interest rate on the Bonds from the “Variable Rate” to the “Adjusted Interest Rate” permitted by Section 302 of the Indenture.

Section 9.23         Bond Status.  The Borrower will not take any action or fail to take any action within its reasonable control that shall cause the Rating Agency to reduce the rating on the Bonds.  The Borrower shall not be responsible for any change in such rating of the Bonds resulting from the Bank’s actions or a change in the rating of the Bank.

Section 9.24         Bond Documents.  Except as may be required to maintain the tax-exempt status of the Bonds, the Borrower will not amend, modify or terminate, or agree to amend, modify or terminate any Bond Document. Unless approved by the Bank in writing, the Borrower shall not consent to the appointment of any successor to the Trustee or the Paying Agent and shall not appoint or consent to the appointment of any other agent appointed pursuant to the Indenture or any additional Paying Agents or other such agents with respect to the Bonds.

Section 9.25         Certain Transaction Documents.  The Borrower will not amend, modify, or supplement any provision of, or waive any other party’s compliance with any of the terms of any Cellu Tissue Merger Document to which the Borrower or any of its Subsidiaries is a party in any manner that: (a) requires the Borrower or any of its Subsidiaries to pay any additional consideration under such Cellu Tissue Merger Document or otherwise imposes any financial obligation or burden on the Borrower of any of its Subsidiaries; (b) could reasonably be expected to result in a Material Adverse Occurrence; or (c) is materially adverse to the rights and benefits of the Bank under the Loan Documents.

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES

Section 10.1         Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default upon the expiration of the cure period, if any, described in the relevant event:

(a)           The Borrower shall fail to make when due, whether by acceleration or otherwise, (i) any payment of principal of, or interest on, any Note; (ii) any Letter of Credit Obligation; or (iii) any fee or other amount required to be made to the Bank pursuant to any Loan Document; or

(b)           Any representation or warranty made or deemed to have been made by or on behalf of any Loan Party in any of the Loan Documents or by or on behalf of any Loan Party in any certificate, statement, report or other writing furnished by or on behalf of such Loan Party  to the Bank pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or

(c)           The Borrower shall fail to comply with Section 8.1(a), Section 8.8(a) or (b), Section 8.14(e), or any Section of Article IX; or

(d)           Any Loan Party shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents on its part to be performed (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for 30 calendar days after the earlier to occur of: (i) the Borrower’s receipt of notice of such failure from the Bank; or (ii) the date on which the Borrower is required to give notice of an Event of Default to the Bank pursuant to Section 8.1(e); or

(e)           Any Loan Party shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of any Loan Party or for a substantial part of its property or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Loan Party or for a substantial part of its property and shall not be discharged within 30 days; or

(f)            Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Loan Party and, if instituted against such Loan Party, shall have been consented to or acquiesced in by such Loan Party, or shall remain undismissed for 60 days, or an order for relief shall have been entered against any Loan Party, or any Loan Party shall take any corporate action to approve institution of, or acquiesced in, such a proceeding; or

(g)           Any dissolution or liquidation proceeding shall be instituted by or against any Loan Party and, if instituted against any Loan Party, shall be consented to or acquiesced in by such Loan Party or shall remain for 60 days undismissed, or any Loan Party shall take any corporate action to approve institution of, or acquiescence in, such a proceeding; or

(h)           A judgment or judgments (other than judgment(s) that are covered by insurance where the insurance company has not reserved its rights against the Borrower with respect to the insurance company’s payment of such judgment) for the payment of money in excess of the sum of $250,000.00 in the aggregate shall be rendered against the Borrower and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)            (i) The Borrower or any ERISA Affiliate institutes steps to terminate any Single Employer Plan if, in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Single Employer Plan, or would incur a liability or obligation to such Single Employer Plan, in either case, in excess of $250,000.00, or the PBGC terminates any Single Employer Plan if such termination causes the Borrower or any of its ERISA Affiliates to incur any liability or obligation in excess of $250,000.00; or (ii) the Borrower or any ERISA Affiliate incurs any liability in excess of $250,000.00 in connection with the withdrawal from any Multiemployer Plan; or

(j)            The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement or the other Loan Documents or the Cellu Tissue Senior Secured Notes Loan Documents or the Cellu

Tissue Credit Facility Loan Documents) in the aggregate amount of more than $250,000.00 shall be accelerated, or the Borrower shall fail to pay any such Indebtedness when due and any applicable grace period shall have expired or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(k)           Any Change of Control shall occur; or

(l)            If the validity or enforceability of any of the Loan Documents shall be challenged by any Loan Party  or any other party thereto, or any Loan Document shall fail to remain in full force and effect; or

(m)          The Bank shall have reasonably determined in good faith that the Bank’s interest in any material Collateral has been materially adversely affected or impaired, or the value thereof to the Bank has been diminished to a material extent except for depreciation in the ordinary course of business and normal wear and tear; or

(n)           Any “Event of Default” (howsoever defined) shall occur and be continuing under any Cellu Tissue Senior Secured Notes Loan Document, any Cellu Tissue Credit Facility Loan Document or any Bond Document.

Section 10.2         Remedies.  If: (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur, the Commitment shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon, the Letter of Credit Obligations and all other Obligations under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate; (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon, the Letter of Credit Obligations and all other Obligations under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon, the Letter of Credit Obligations and all such Obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any Note to the contrary notwithstanding; (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Bank; and (iv) enforce all rights and remedies under any applicable law.

In addition to the remedies set forth in the preceding paragraph, the Bank may:

(x)               Notify the Trustee that the amount of a Drawing under the Bonds

Letter of Credit will not be reinstated in accordance with the terms of the Bonds Letter of Credit;

(y)              Notify the Trustee that an Event of Default has occurred and is continuing and direct the Trustee to:  (i) cancel any Bonds then owned or held by the Borrower including, but not limited to, any Pledged Bonds and (ii) forthwith accelerate payment of all other Bonds all in accordance with Section 1003 of the Indenture or to purchase the Bonds in accordance with Section 1205 of the Indenture; and

(z)            Notify the Trustee to cancel all applicable Pledged Bonds.  Any such cancellation pursuant to this Section 10.2 shall not be deemed to discharge or extinguish any of the Borrower’s Letter of Credit Obligations.

Section 10.3         Offset.  In addition to the remedies set forth in Section 10.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the Bank or any other holder of any Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, or any obligations of the Bank or such other holder of any Note, against the Indebtedness then owed by the Borrower to the Bank.  The Borrower hereby grants to the Bank and each other Note holder a security interest in all such balances, credits, deposits, accounts or monies.

Section 10.4         Prepayment Obligations.  The Borrower agrees that if the Obligations become immediately due and payable in full at a time when the Bond Letter of Credit is  outstanding or if the Revolving Credit Commitment is terminated at such time, the Borrower shall thereupon automatically be obligated to pay the Bank, in addition to all other amounts owing under this Agreement, the aggregate face amount of the Bonds Letter of Credit then outstanding.  The foregoing obligation to pay in advance for amounts which the Bank may later have to pay pursuant to the Bonds Letter of Credit is and shall at all times constitute a part of the “Obligations”.  Amounts paid by the Borrower pursuant to this Section 10.4 shall be made directly to an interest-bearing collateral account (the “Cash Collateral Account”) maintained at the Bank for application to the Borrower’s reimbursement obligations under Section 2.8 as payments are made on the Bonds Letter of Credit, with the balance, if any, to be applied to the other Obligations if any Event of Default has occurred and is continuing, or if no Event of Default has occurred and is continuing, returned to the Borrower.

Section 10.5         Right of the Bank to Cure Defaults under Bond Loan Agreement.  If the Borrower shall fail to make any required payment under the Bond Loan Agreement on the day such payment is first due and payable, or shall fail to comply with any other covenant or agreement of the Borrower under the Bond Loan Agreement, the Bank shall have the option, in the Bank’s sole discretion, to cure any such failure by taking action reasonably required to effect such cure including, without limitation, making the required payment directly to the Trustee; provided, however, that nothing herein shall be deemed to require the Bank to cure any such failure.  Any such payment by the Bank shall constitute Obligations payable upon demand, and shall bear interest from the date such payment is made by the Bank (regardless of whether a demand for payment by the Borrower is made by the Bank) at the Default Rate.

ARTICLE XI
MISCELLANEOUS

Section 11.1         Waiver and Amendment.  No failure on the part of the Bank or the holder of any Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law.  No notice to or demand on the Borrower not required hereunder or under any Note or any other Loan Document shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.  No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

Section 11.2         Expenses and Indemnities.

(a)           Loan Documents.  Whether or not any Loan is made, the Borrower agrees to pay and reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of legal counsel, who may be employees of the Bank, and including the costs of any appraisals and environmental assessments) in connection with the preparation, review, execution, delivery, amendment, modification or interpretation of the Loan Documents.  The Borrower agrees to pay and reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including reasonable fees and expenses of legal counsel, who may be employees of the Bank) in connection with the collection and enforcement of the Loan Documents.  The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents.  The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or disbursing the proceeds thereof.

(b)           General Indemnity.  In addition to the payment of expenses pursuant to Section 11.2(a), whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby indemnifies, and agrees to pay and hold the Bank, its affiliates and any holder of any Note, and their respective officers, directors, employees, agents, successors and assigns  (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees (or any of them), in any manner relating to or arising out of the Loan Documents, the statements contained in any commitment letters delivered by the Bank, the Bank’s agreement to make the Loans or issue the Bonds Letter of Credit, or the use or intended use of the proceeds of any of the Loans or Bonds Letter of Credit  (the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of an Indemnitee.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(c)           Survival.  The obligations of the Borrower under this Section 11.2 shall survive any termination of this Agreement.

Section 11.3         Notices.  Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II shall be deemed to have been given only when received by the Bank.  The Borrower hereby authorizes the Bank to rely upon the telephone or written instructions of any person identifying himself as an authorized officer of the Borrower and upon any signature which the Bank believes to be genuine, and the Borrower shall be bound thereby in the same manner as if the Borrower were authorized or such signature were genuine.

Section 11.4         Successors.  This Agreement shall be binding upon the Borrower, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and the successors and assigns of the Borrower and the Bank.  The Borrower shall not assign its rights or duties hereunder without the consent of the Bank.  With the prior written consent of the Borrower (other than with respect to any of the transactions described in the proviso clause hereto (an “Exempt Transfer”)), which consent shall not be unreasonably withheld or delayed by the Borrower, the Bank may assign its rights and obligations under this Agreement and the Loan Documents to any Person; provided, however, that no Borrower consent shall be required with respect to any assignment made: (a) during any period when an Event of Default has occurred and is continuing; provided further, however, that the Borrower’s consent shall be required for any assignment to any Person that has been engaged in all or one of the business lines of the Borrower during the preceding two (2) years except where the assignment is made after the Obligations have become due and payable at maturity, upon acceleration or otherwise; (b) to another subsidiary or affiliate of Associated Bancorp; (c) in connection with the sale of all or substantially all of the Bank’s assets; or (d) in response to any regulatory action affecting the Bank.

Section 11.5         Participations.  The Bank may sell participation interests in any or all of the Loans and the Bonds Letter of Credit and in all or any portion of the Commitment to any Person; provided, however, that the Borrower’s prior written consent shall be required for any sale of a participation to any Person that has been engaged in all or one of the business lines of the Borrower during the preceding two (2) years except where such sale is made after the Obligations have become due and payable at maturity, upon acceleration or otherwise.

Section 11. 6        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.7         Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 11.8         Entire Agreement.  This Agreement, the Notes and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 11.9         Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.10       Governing Law.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 11.11       Consent to Jurisdiction.  AT THE OPTION OF THE BANK, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; OR ANY FEDERAL COURT SITTING IN GREEN BAY, WISCONSIN OR WISCONSIN STATE COURT SITTING IN GREEN BAY, WISCONSIN AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH

COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 11.12       Waiver of Jury Trial.  THE BORROWER AND THE BANK WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.13       Document Construction.  This Agreement and each other Loan Document has been reviewed by all the parties hereto and incorporates the requirements of such parties.  Each party waives the rule of construction that any ambiguities are to be resolved against the party drafting the same and agrees such rules will not be employed in the interpretation of this Agreement or any other Loan Document.

Section 11.14       Customer Identification - USA Patriot Act Notice.   The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Act.

Section 11.15       Confidentiality.  The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement any other relationship between the Borrower, on the one hand, and the Bank and its Affiliates, on the other hand, and shall not be divulged to any Person other than the Bank, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Bank hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 11.4 or 11.5 of this Agreement, (d) if such information is generally available to the public other than as a result of disclosure by the Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Bank’s investment portfolio in connection with ratings issued with respect to such  Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto.  The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section.

Section 11.16       Effect on Original Reimbursement Agreement.  On the Effective Date, the Original Reimbursement Agreement shall be completely amended and restated by this Agreement, and each reference to the “Reimbursement Agreement,” “Credit Agreement,” “Loan Agreement,” “therein,” “thereof,” “thereby,” or words of like import referring to the Original Reimbursement Agreement in any other Loan Document shall mean and be a reference to this Agreement.

Section 11.17       Consent.  On the Effective Date, the Bank consents to the consummation of the Cellu Tissue Merger, the CF Corporation Conversion and the consummation of the other Cellu Tissue Merger Transactions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

CELLU TISSUE-CITYFOREST LLC

By:	/s/ Dianne M. Scheu
Name:	Dianne M. Scheu
Its:	Senior Vice President and Chief Financial Officer

Address:
1215 East Worden Avenue
Ladysmith, WI 54848
Attention: Chief Financial Officer
Telephone: (715) 532-5541
Telecopier: (715) 532-5542

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas M. Toerpe
Name:	Thomas M. Toerpe
Its:	Vice President

Address:
200 North Adams Street
Green Bay, Wisconsin 54301
Attention: Mr. Stephen E. Pasowicz
Telephone: (920) 433-3080
Telecopier: (920) 433-3290

SIGNATURE PAGE:  AMENDED REIMBURSEMENT AGREEMENT